Exhibit 99.2

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF MARYLAND

(Baltimore Division)

In re: Novation Companies, Inc., et al., Debtors.[1]	Chapter 11 Case No. 16-19745, 19747-19749 (DER) (Jointly Administered)
FIRST AMENDED DISCLOSURE STATEMENT REGARDING FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF (i) NOVATION COMPANIES, INC AND (ii) NOVASTAR MORTGAGE, LLC

Dated: April 10, 2017

OLSHAN FROME WOLOSKY LLP

Adam H. Friedman

Thomas J. Fleming

Lauren B. Irby

1325 Avenue of the Americas

New York, New York 10019

Telephone: (212) 451-2300

-and-

SHAPIRO SHER GUINOT & SANDLER, P.A.

Joel I. Sher, Bar No. 00719

Daniel J. Zeller, Bar No. 28107

250 West Pratt Street, Suite 2000

Baltimore, Maryland 21201

Telephone: (410) 385-4277

Co-Counsel to the Plan Debtors and Plan Debtors-in-Possession

________________________

1 The Debtors in these chapter 11 cases are: (i) Novation Companies, Inc. f/k/a NovaStar Financial, Inc., (ii) NovaStar Mortgage LLC f/k/a NovaStar Mortgage, Inc., (iii) NovaStar Mortgage Funding Corporation and (iv) 2114 Central, LLC f/k/a Advent Financial Services, LLC.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 p.m., MAY 22, 2017 prevailing eastern time UNLESS EXTENDED BY THE PLAN DEBTORS. TO BE COUNTED, COUNSEL FOR THE PLAN DEBTOR MUST ACTUALLY RECEIVE YOUR BALLOT on or before THE VOTING DEADLINE.

CERTAIN INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT, THE PLAN AND ANY EXHIBITS ATTACHED HERETO IS SPECULATIVE, AND PERSONS SHOULD NOT RELY ON SUCH DOCUMENTS IN MAKING INVESTMENT DECISIONS WITH RESPECT TO (A) THE PLAN DEBTOR OR (B) ANY OTHER ENTITIES THAT MAY BE AFFECTED BY THE PLAN DEBTORs’ CHAPTER 11 CASES.

(i)

NOVATION COMPANIES, INC., F/K/A/ NOVASTAR FINANCIAL, INC; NOVASTAR MORTGAGE LLC F/K/A NOVASTAR MORTGAGE, INC.; AS PLAN DEBTORS ARE PROVIDING THE INFORMATION IN THE DISCLOSURE STATEMENT FOR THE FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION OF THE PLAN DEBTORS TO HOLDERS OF CLAIMS AND INTERESTS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN. YOU SHOULD NOT RELY UPON OR USE THE INFORMATION IN THE DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING EASTERN TIME) ON MAY 22, 2017, UNLESS EXTENDED BY THE PLAN DEBTORS (THE “VOTING DEADLINE”). TO BE COUNTED, BALLOTS MUST BE RECEIVED BY COUNSEL FOR THE PLAN DEBTORS ON OR BEFORE THE VOTING DEADLINE.

THE DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(B) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THE PLAN DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THE DISCLOSURE STATEMENT.

THE PLAN DEBTORS WILL BE FILING A PLAN SUPPLEMENT NO LATER THAN THREE (3) DAYS PRIOR TO THE CONFIRMATION HEARING.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE PLAN DEBTORS (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THE DISCLOSURE STATEMENT MAY CONTAIN “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD-LOOKING STATEMENTS. THE DISTRIBUTION PROJECTIONS AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE TIMING AND AMOUNT OF ACTUAL DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE PLAN DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

(ii)

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THE DISCLOSURE STATEMENT. THE PLAN DEBTORS URGE EACH HOLDER OF A CLAIM OR AN INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THE DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN.

IT IS THE PLAN DEBTORS’ POSITION THAT THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. RATHER, HOLDERS OF CLAIMS AND INTERESTS AND OTHER ENTITIES SHOULD CONSTRUE THE DISCLOSURE STATEMENT AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR CAUSE OF ACTION, CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM IS, OR IS NOT, IDENTIFIED IN THE DISCLOSURE STATEMENT. THE PLAN DEBTORS MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THE DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS. THE PLAN RESERVES FOR THE PLAN DEBTORS THE RIGHT TO BRING CAUSES OF ACTION (DEFINED IN THE PLAN) AGAINST ANY ENTITY OR PARTY IN INTEREST EXCEPT THOSE SPECIFICALLY RELEASED.

THE DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE PLAN DEBTORS’ CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. ALTHOUGH THE PLAN DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THE DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. FACTUAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE PLAN DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE PLAN DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

(iii)

THE PLAN DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THE DISCLOSURE STATEMENT. ALTHOUGH THE PLAN DEBTORS HAVE USED REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, NO ENTITY HAS AUDITED THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THE DISCLOSURE STATEMENT.

THE PLAN DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE PLAN DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THE DISCLOSURE STATEMENT, THE PLAN DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THE DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE PLAN DEBTORS FILED THE DISCLOSURE STATEMENT. HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE PLAN DEBTORS AND THEIR OWN ANALYSIS OF THE TERMS OF THE PLAN, INCLUDING, WITHOUT LIMITATION, ANY RISK FACTORS CITED HEREIN, IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THE DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL HEREIN.

ALL CAPITALIZED TERMS IN THE DISCLOSURE STATEMENT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN THE PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT A.

THE PLAN DEBTORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

(iv)

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THE DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE PLAN DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREWITH.

(v)

TABLE OF CONTENTS

(vi)

(vii)

(viii)

Section 18.18 Revocation, Withdrawal, or Non-Consummation	79
ARTICLE XIX ALTERNATIVES TO CONFIRMATION OF THE PLAN	80
ARTICLE XX CONCLUSION	81
ARTICLE XXI DEBTORS’ RECOMMENDATION	81

(ix)

EXHIBITS

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Financial Projections

EXHIBIT C	Liquidation Analysis

EXHIBIT D	Stock Purchase Agreement

the Plan Debtors hereby adopt and incorporate EACH exhibit attached to this disclosure statement by reference as though fully set forth herein.

(x)

ARTICLE I

INTRODUCTION AND OVERVIEW

Section 1.01       General.

Novation Companies, Inc., f/k/a/ NovaStar Financial, Inc. (“Novation”) and NovaStar Mortgage LLC f/k/a NovaStar Mortgage, Inc. (“NovaStar”, “NovaStar Mortgage” or “NMI” and together with Novation the “Company” or the “Plan Debtors,” and collectively with non-Plan Debtors NovaStar Mortgage Funding Corporation and 2114 Central, LLC, the “Debtors”) as debtors and debtors in possession, hereby transmit the Disclosure Statement (as may be amended, supplemented or otherwise modified from time to time, the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”), in connection with the Plan Debtors’ solicitation of votes (the “Solicitation”) to confirm the First Amended Chapter 11 Plan of Reorganization dated as of April 4, 2017, a copy of which is attached to the Disclosure Statement as Exhibit A (as may be amended, the “Plan”).2

The purpose of the Disclosure Statement is to set forth information concerning: (i) the history of the Plan Debtors and their businesses; (ii) the Chapter 11 Cases; and (iii) the Plan and alternatives to the Plan. The Disclosure Statement also notifies Holders of Claims and Interests of their rights under the Plan, and guides Holders of Claims entitled to vote on the Plan, so they may make an informed judgment regarding whether they should vote to accept or reject the Plan.

The Debtors are currently considering restructuring options and alternatives for the Debtors 2114 Central LLC f/k/a Advent Financial Services, Inc. and NovaStar Mortgage Funding Corporation (who are not proponents of the Plan). At this point in time the Debtors have not made any final determination about these non-Plan Debtors. However, the Plan will have no direct impact on those Debtors.

The Plan described in the Disclosure Statement provides for the Plan Debtors’ emergence from the Chapter 11 Cases. The Plan provides for the authorization of the transactions contemplated by that certain Stock Purchase Agreement (the “Purchase Agreement”) by and among Novation Holdings, Inc., a wholly-owned subsidiary of the Novation (“NHI”) and Butler America, LLC, the owner of Healthcare Staffing, Inc. (“HCS”), which owns and operates a healthcare staffing solutions business, (“Butler” or “Seller” and, together with HCS, the “Seller Parties”) (the “HCS Transaction”). A copy of the Purchase Agreement related to the HCS Transaction is annexed hereto as Exhibit D. The terms of the Purchase Agreement govern the HCS Transaction, and any inconsistency between the Disclosure Statement and the agreement shall be resolved in favor of the provisions of the Purchase Agreement.

On April [ ], 2017, after notice and a hearing, the Bankruptcy Court entered an order: (a) Granting Approval of the Proposed Disclosure Statement to Accompany the Debtors’ Joint Chapter 11 Plan of Reorganization of (i) Novation Companies, Inc. and (ii) NovaStar Mortgage LLC; (b) Scheduling a Hearing to Confirm the Chapter 11 Plan of Reorganization; (c) Prescribing Notice and Solicitation Procedures; and (d) Establishing Deadlines and Procedures for Filing Objections to the Confirmation of Plan. The Order establishes [ ], 2017 at 4:00 p.m. (prevailing Eastern Time) as the deadline for the return of Ballots accepting or rejecting the Plan (the “Voting Deadline”).

________________________

2 Capitalized terms used but not defined herein shall have the meanings ascribed to them in Section 1.01 of the Plan.

APPROVAL OF THE DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan, and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each Holder of a Claim entitled to vote on the Plan should read the Disclosure Statement and the Exhibits hereto, including the Plan and the Disclosure Statement Order, as well as the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes may be made except pursuant to the Disclosure Statement and section 1125 of the Bankruptcy Code. In voting on the Plan, Holders of Claims entitled to vote should not rely on any information relating to the Plan Debtors and their business other than the information contained in the Disclosure Statement, the Plan and all Exhibits hereto and thereto.

Under the Plan, Holders of Allowed Class 3a General Unsecured Claims Against Novation and Class 3b General Unsecured Claims Against NovaStar Mortgage shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed General Unsecured Claims payment in full over a one year period, with payments made quarterly, together with interest at the Federal Judgment Rate.

The Plan represents a separate plan for each of the Plan Debtors: Novation and NovaStar Mortgage.  Creditors of each of Novation and NovaStar Mortgage, are independently voting on their respective Plan and treatment.  Each of these two jointly administered Plan Debtors shall be separately considered.

The Plan Debtors submit that, because unsecured creditors would receive materially less recoveries under a liquidation, the Plan presents the best options for such Holders.

THE DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN. THE DISCLOSURE STATEMENT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW. THE DESCRIPTION OF THE PLAN HEREIN IS ONLY A SUMMARY. HOLDERS OF CLAIMS AND INTERESTS AND OTHER PARTIES-IN-INTEREST ARE CAUTIONED TO REVIEW THE PLAN AND ANY RELATED EXHIBITS AND ATTACHMENTS FOR A FULL UNDERSTANDING OF THE PLAN’S PROVISIONS. THE DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN.

Additional copies of the Disclosure Statement (including the Exhibits hereto) are available upon request made to the Plan Debtors’ counsel Shapiro, Sher, Guinot & Sandler.

In addition, a Ballot for voting to accept or reject the Plan is enclosed with the Disclosure Statement for the Holders of Claims that are entitled to vote to accept or reject the Plan. If you are a Holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please contact the co-counsel for the Plan Debtors at the address and phone number listed above.

Each Holder of a Claim entitled to vote on the Plan should read the Disclosure Statement, the Plan, the other Exhibits attached hereto and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes.

The Plan organizes the Plan Debtors’ creditor and equity constituencies into groups called “Classes.” For each Class, the Plan describes (a) the underlying “Claim” or “Interest,” (b) the recovery available to the Holders of Claims or Interests in that Class under the Plan, (c) whether the Class is “Impaired” under the Plan, meaning that each Holder will receive less than the full value on account of its Claim or Interest or that the rights of Holders under law will be altered in some way (such as receiving stock instead of holding a Claim) and (d) the form of consideration (e.g., Cash, stock or a combination thereof), if any, that such Holders will receive on account of their respective Claims or Interests.

The table below provides a summary of the classification, treatment and estimated recoveries of Claims and Interests under the Plan. This information is provided in summary form below for illustrative purposes only, is subject to material change based on contingencies related to the claims reconciliation process, and is qualified in its entirety by reference to the provisions of the Plan.

THE ESTIMATED PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND ARE THEREFORE SUBJECT TO CHANGE.

SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS

AND ESTIMATED RECOVERIES3

Class	Treatment of Claims and Interests	Estimated Aggregate Claims	Estimated Percent Recovery
Class 1: Priority Non-Tax Claims	Except to the extent a Holder of a Priority Non-Tax Claim agrees to different treatment, each Holder of an Allowed Priority Non-Tax Claim will be paid, in full and complete satisfaction, settlement, and release of and in exchange for such Allowed Priority Non-Tax Claim, the Allowed Amount of such Allowed Priority Non-Tax Claim in full in Cash on later of the Effective Date and the first Distribution Date subsequent to the date such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim.	$0.00[4]	100%
Class 2: Noteholder Claims Against Novation	On the Effective Date, the Noteholder Claims and each of the Indentures shall be reinstated pursuant to Bankruptcy Code section 1124. All principal, accrued and unpaid interest, fees, expenses, costs, charges or other such valid and allowable amounts due and payable on or before the Effective Date under the Indentures that were not paid by Debtor Novation prior to or during the Chapter 11 Case shall be paid in full in cash in immediately available funds to the extent required by Bankruptcy Code section 1124; provided however, that should the Debtors elect, or if the Bankruptcy Court determines that the Debtors have insufficient funds to reinstate the Noteholder Claims in the amount needed to reinstate the Noteholder Claims, then on the Effective Date, the holders of Noteholder Claims shall instead receive: (a) a lump sum payment in an amount equal to accrued post-petition interest on account of such Noteholder Claims at the federal judgment rate and (b) their pro rata share of the Amended Senior Notes payments.. For the avoidance of doubt, the Amended Senior Notes shall only be issued in the event the Noteholder Claims are not reinstated as provided herein.	$85,937,500.00	100%

________________________

3 The foregoing table represents claims as scheduled and/or filed and have not yet been allowed. The Plan Debtors reserve right to object to, or estimate, any filed claim, as well as any disputed, contingent, or unliquidated claims.

4 There are approximately $38,500.58 in Priority Tax Claims, which are not classified claims.

Class	Treatment of Claims and Interests	Estimated Aggregate Claims	Estimated Percent Recovery
Class 3a: General Unsecured Claims Against Novation	Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, each Holder of an Allowed General Unsecured Claim shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed General Unsecured Claim payment in full over a one year period, with payments made quarterly, together with interest at the Federal Judgment Rate.	$1,145,000	100%
Class 3b: General Unsecured Claims Against NovaStar Mortgage	Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, each Holder of an Allowed General Unsecured Claim shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed General Unsecured Claim payment in full over a one year period, with payments made quarterly, together with interest at the Federal Judgment Rate.	None	N/A

Class	Treatment of Claims and Interests	Estimated Aggregate Claims	Estimated Percent Recovery
Class 4a: RMBS Litigation Claims Against Novation

Except to the extent that a Holder of an RMBS Litigation Claim agrees to different treatment, each Holder of an Allowed RMBS Litigation Claim against Novation shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Claim, (x) to the extent such claim is covered by an insurance policy, payment solely from and to the extent of the applicable coverage under such insurance policies and the Interim Funding Agreement or (y) in the event such claim is not covered by an insurance policy, payment shall be paid in full in cash once allowed by Final Order over a ten year period payable in equal quarterly installments, together with interest at the Federal Judgment Rate. If the New Jersey Carpenters Health Fund Settlement is approved on a final basis by a Final Order of the United States District Court for the Southern District of New York and consummated by its terms, the settlement compensation provided thereunder to the lead plaintiff and the certified class (other than any class members that timely exclude themselves from the New Jersey Carpenters Health Fund Settlement pursuant to the terms thereof) in the New Jersey Carpenters Health Fund Case will serve as full and final satisfaction of the Claims they have asserted in these Chapter 11 Cases in lieu of the treatment provided by the Plan.

	Undetermined (see Section 4.02.12)	100%, if allowed

Class	Treatment of Claims and Interests	Estimated Aggregate Claims	Estimated Percent Recovery
Class 4b: RMBS Litigation Claims Against NovaStar Mortgage

Except to the extent that a Holder of an RMBS Litigation Claim agrees to different treatment, each Holder of an Allowed RMBS Litigation Claim against NovaStar shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Claim, (x) to the extent such claim is covered by an insurance policy, payment solely from and to the extent of the applicable coverage under such insurance policies and the Interim Funding Agreement or (y) in the event such claim is not covered by an insurance policy, payment shall be paid in full in cash once allowed by Final Order over a ten year period payable in equal quarterly installments, together with interest at the Federal Judgment Rate. If the New Jersey Carpenters Health Fund Settlement is approved on a final basis by a Final Order of the United States District Court for the Southern District of New York and consummated by its terms, the settlement compensation provided thereunder to the lead plaintiff and the certified class (other than any class members that timely exclude themselves from the New Jersey Carpenters Health Fund Settlement pursuant to the terms thereof) in the New Jersey Carpenters Health Fund Case will serve as full and final satisfaction of the Claims they have asserted in these Chapter 11 Cases in lieu of the treatment provided by the Plan.

	Undetermined (see Section 4.02.12)	100%, if allowed

Class	Treatment of Claims and Interests	Estimated Aggregate Claims	Estimated Percent Recovery
Class 5: Interests in NovaStar Mortgage	The Holders of existing Interests in Novation shall retain their Interests.	Retained

The Plan Debtors believe that the Plan provides the best recoveries possible for Holders of Allowed Claims and Interests and strongly recommends that, if such Holders are entitled to vote, they vote to accept the Plan.

Section 1.01.       Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Plan Debtors, and specifies which Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject the Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims against both Plan Debtors	No	No (deemed to accept)
Class 2	Noteholder Claims against Novation	No	Yes (but only provisionally, else deemed to accept)
Class 3a Class 3b	General Unsecured Claims against Novation General Unsecured Claims against NovaStar Mortgage	Yes Yes	Yes Yes
Class 4a Class 4b	RMBS Litigation Claims against Novation RMBS Litigation Claims against NovaStar Mortgage	Yes Yes	Yes Yes
Class 5a Class 5b	Interests in Novation Interests in NovaStar Mortgage	No No	No (deemed to accept) No (deemed to accept)

Section 1.02       Voting; Holders of Claims Entitled to Vote.

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a plan of reorganization are entitled to vote to accept or reject such proposed plan. Generally, a claim or interest is impaired under a plan if the holder’s legal, equitable or contractual rights are altered under such plan. Classes of claims or equity interests under a chapter 11 plan in which the holders of claims or equity interests are unimpaired are deemed to have accepted such plan and are not entitled to vote to accept or reject the proposed plan. In addition, classes of claims or equity interests in which the holders of claims or equity interests will not receive or retain any property on account of their claims or equity interests are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

In connection with the Plan:

•	Claims in Classes 3a, 3b, 4a and 4b are Impaired and the Holders of such Claims will receive distributions under the Plan. As a result, Holders of Claims in Classes 3 and 4 are entitled to vote to accept or reject the Plan;

•	Claims in Class are 1 Unimpaired. As a result, Holders of Claims in Class 1 deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan;

•	Provided the Class 2 Claims are reinstated, the Claims in Class 2 are Unimpaired and will be deemed to have accepted the Plan. If such Claims are not reinstated, then the Claims in Class 2 are impaired. In this instance the Debtors will seek to implement the so called “Cram down” provisions of section 1129(b) of the Bankruptcy Code with respect to the Class 2 Claims. A discussion of the cram down provisions of the Bankruptcy Code is found at Section 13.06(3) below. As a result, Holders of Claims in Class 2 are provisionally entitled to vote to accept or reject the plan; and

•	Interests in Classes 5a and 5b are Unimpaired and the Holders of such Interests shall retain their Interests.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired and entitled to vote under a plan vote to accept such plan, unless the provisions of section 1129(b) of the Bankruptcy Code are met.

The Plan Debtors may request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept the plan. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. The Disclosure Statement, the Exhibits attached hereto, the Plan and the related documents are the only materials the Plan Debtors are providing to creditors for their use in determining whether to vote to accept or reject the Plan, and such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan.

Please complete, execute and return your Ballot(s) to co-counsel for the Plan Debtors at the address below:

BALLOTS MUST BE RETURNED TO SHAPIRO SHER GUINOT & SANDLER BY FIRST CLASS MAIL, HAND DELIVERY OR OVERNIGHT MAIL TO:

Novation Companies, Inc., et. al.

c/o Shapiro Sher Guinot & Sandler

Joel I. Sher, Esquire

250 W. Pratt Street, Suite 2000

Baltimore, Maryland 21201

TO BE COUNTED, YOUR ORIGINAL BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY COUNSEL FOR THE PLAN DEBTORS NO LATER THAN 4:00 P.M., PREVAILING EASTERN TIME, ON [ ], 2017, UNLESS EXTENDED BY THE PLAN DEBTORS. YOUR BALLOT MAY BE SENT VIA MAIL, OVERNIGHT COURIER OR MESSENGER. ALL BALLOTS MUST BE SIGNED.

The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from the Classes entitled to vote with respect thereto. Accordingly, in voting on the Plan, please use only the Ballots sent to you with the Disclosure Statement or provided by the Plan Debtors’ counsel.

The Plan Debtors have fixed 4:00 p.m. (prevailing Eastern Time) on [ ], 2017 (the “Voting Record Date”), as the time and date for the determination of Persons who are entitled to receive a copy of the Disclosure Statement and all of the related materials and to vote whether to accept or reject the Plan. Accordingly, only Holders of record of Claims as of the Voting Record Date that are entitled to vote on the Plan, will receive a Ballot and may vote on the Plan.

All properly completed Ballots received prior to the Voting Deadline will be counted for purposes of determining whether a voting Class of impaired Claims has accepted the Plan. Counsel for the Plan Debtors will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Class entitled to vote.

THE PLAN DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF ALL HOLDERS OF CLAIMS AND RECOMMEND THAT ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

The Plan Debtors’ legal advisor is Olshan Frome Wolosky LLP, and can be contacted at:

Olshan Frome Wolosky LLP
Attention: Adam Friedman, Esq.	afriedman@olshanlaw.com

Shapiro Sher Guinot & Sandler
Attention: Joel I Sher, Esq.	jis@shapirosher.com

The Creditors’ Committee legal advisor is Hunton & Williams LLP, and can be contacted at:

Hunton & Williams LLP
Attention: Jason Harbour, Esq.	jharbour@hunton.com
Thomas Clinton Goodhue, Esq.	tgoodhue@hunton.com
Nathan Kramer, Esq.	nkramer@hunton.com

Section 1.03       Solicitation Process.

The following documents and materials will constitute the Plan Debtors’ Solicitation Package which may be sent, at the Plan Debtors’ option, by hard copy book or CD-ROM:

•	Plan;

•	Disclosure Statement;

•	Order approving the Disclosure Statement and related Solicitation Procedures (“Disclosure Statement Order”);

•	Notice of the hearing at which confirmation of the Plan will be considered (“Confirmation Hearing Notice”);

•	Appropriate ballot and voting instructions; and

•	Pre-addressed, postage prepaid return envelope.

The Plan Debtors intend to distribute the Solicitation Packages no fewer than twenty-eight (28) calendar days before the Voting Deadline or on such other schedule as is approved by the Bankruptcy Court. The Plan Debtors submit that distribution of the Solicitation Packages at least twenty-eight (28) calendar days prior to the Voting Deadline or on such other schedule as is approved by the Bankruptcy Court will provide the requisite materials to Holders of Claims entitled to vote on the Plan in compliance with Bankruptcy Rules 3017(d) and 2002(b).

The Solicitation Package will be distributed to Holders of Claims in Classes 3a, 3b, 4a and 4b as of the Voting Record Date and in accordance with the Solicitation Procedures. The Solicitation Package (except the Ballots) is also available by email at jis@shapirosher.com or by writing Novation Companies, Inc., c/o Shapiro Sher Guinot & Sandler, Joel I. Sher, 250 W. Pratt Street, Suite 2000, Baltimore, Maryland 21201.

Other parties entitled to receive the Solicitation Packages, including the IRS and other relevant taxing authorities, will be served paper or electronic copies of the order approving the Disclosure Statement, the Disclosure Statement and all Exhibits to the Disclosure Statement, including the Plan, and the Confirmation Hearing Notice.

Section 1.04       Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan.

The Confirmation Hearing will commence on May 31, 2017 at 10:00a.m., prevailing Eastern Time, before the Honorable David E. Rice, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Maryland (Baltimore). The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

The Plan Objection Deadline is 4:00 p.m. prevailing Eastern Time on [ ], 2017. All objections to the Plan must be filed with the Bankruptcy Court and served on the Plan Debtors and certain other parties in accordance with the Disclosure Statement Order on or before the Plan Objection Deadline. In accordance with the Confirmation Hearing Notice filed with the Bankruptcy Court, objections to the Plan or requests for modifications to the Plan, if any, must:

•	Be in writing;

•	Conform to the Bankruptcy Rules and the Local Bankruptcy Rules;

•	State the name and address of the objecting Creditor and the amount and nature of the Claim or Interest of such Creditor;

•	State with particularity the basis and nature of the objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and

•	Be filed, contemporaneously with proof of service, with the Bankruptcy Court and served so that it is actually received by the notice parties identified in the Confirmation Hearing Notice on or prior to the Plan Objection Deadline.

THE BANKRUPTCY COURT MAY NOT CONSIDER OBJECTIONS TO THE PLAN UNLESS THEY ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE PROCEDURES SET FORTH IN THE DISCLOSURE STATEMENT ORDER.

Section 1.05       Important Matters.

The Disclosure Statement contains projected financial information and certain other forward-looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The projected financial information contained herein and in the Exhibits annexed hereto is, therefore, not necessarily indicative of the future financial condition or results of operations of the Plan Debtors, which in each case may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information and other forward-looking statements contained herein should not be regarded as representations by any of the Plan Debtors, the Reorganized Plan Debtors, their advisors, or any other Person that the projected financial conditions or results of operations can or will be achieved.

ARTICLE II

BACKGROUND TO THESE CHAPTER 11 CASES

Section 2.01       The Debtors’ Business.

1.          The Debtors’ Operations.

On July 20, 2016, the Debtors each filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the stated intent of restructuring the Debtors and their outstanding indebtedness. The Debtors have operated and remained Debtors-In-Possession.

The Debtors are headquartered at 500 Grand Boulevard, Suite 210B, Kansas City, Missouri 64106. Prior to 2008, the Debtors originated, purchased, securitized, sold, invested in and serviced residential nonconforming mortgage loans and mortgage securities. At the height of their operations, the debtors originated more than $11 billion annually in mortgage loans. After the Debtors ceased their lending operations and completed a sale of its servicing portfolio in 2007, the Company has been engaged in the business of acquiring and starting up various businesses. The Company has sold or otherwise disposed of all of these businesses. The last of these was sold in January of 2016. These disposals generated a significant amount of cash, much of which the Company continues to hold on its balance sheet, as further described in Section 2.03 herein.

Currently, the Debtors’ operations consist of managing its portfolio of cash and investment securities, which is being held pending the acquisition of HCS. The Company is also evaluating future business opportunities, resulting in the decision to acquire HCS. In addition, Company staff and management are managing the on-going wind down of legacy businesses. The wind down activities include resolving issues related to the legacy mortgage lending activities of NovaStar Mortgage and to the wind down of Advent Financial Services, now 2114 Central LLC.

Since the Petition Date, the Debtors have been filing Monthly Operating Reports (“MOR’s) with the Bankruptcy Court. The MOR’s reflect that on an operational basis (net of legal fees associated with their Bankruptcy Cases) the Debtors have had a positive cash flow. The MOR’s may be obtained from co-counsel for the Debtors or reviewed in the Bankruptcy Court files.

2.          Employees.

As of the Petition Date, the Plan Debtors employed six people. The Debtors now employ five people. None of the employees are represented by a collective bargaining unit.

3.          Officers.

As of the date hereof, the Plan Debtors have one individual comprising the Plan Debtors’ senior management. That individual is Rodney Schwatken.

4.          Board Members.

From April 2015 through approximately the end of 2015, the Debtors underwent a change in leadership with a majority of the Board being replaced.  The current board is composed of 5 members, three of whom joined the Board in 2015 or 2016 to implement a turnaround strategy to acquire an operating business or make other investments for the benefit of the Debtors creditors and other stakeholders. These individuals are Barry Igdaloff, Howard Amster, Jeffrey Eberwein, Robert Pearse, and Charles Gillman.

(a)         Background and Experience of Officers and Directors

Barry A. Igdaloff, age 62, has been a member of the Novation Board since 2009, and has been the Chairman of the Novation Board since January 2016. Mr. Igdaloff served as the sole proprietor of Rose Capital, a registered investment advisor in Columbus, Ohio, since 1995.  Mr. Igdaloff has been a director of Dynex Capital, Inc. since 2000.  Previously, Mr. Igdaloff was a director of Guest Supply, Inc. prior to its acquisition by Sysco Foods in 2001.  Prior to entering the investment business, Mr. Igdaloff was an employee of Ernst & Whinney’s international tax department.  Mr. Igdaloff is a non-practicing CPA and a non-practicing attorney.

Howard M. Amster, age 69, has been a member of the Novation Board since 2009.  Mr. Amster currently is an owner and operator of multiple real estate investments.  Since March 1998, Mr. Amster has served as President of Pleasant Lake Apts. Corp., the corporate general partner of Pleasant Lake Apts. Limited Partnership.  Mr. Amster also serves as a director of Maple Leaf Financial, Inc., the holding company for Geauga Savings Bank, and newAX, Inc. (formerly Astrex, Inc.), and since 2000, has served as a Principal with Ramat Securities Ltd., a securities brokerage firm.  From 1992 to 2000, Mr. Amster was an investment consultant with First Union Securities (formerly EVEREN Securities and formerly Kemper Securities).

Jeffrey E. Eberwein, age 46, has been a member of the Novation Board since April 2015.  Mr. Eberwein is the founder and chief executive officer of Lone Star Value Management, LLC, a registered investment firm. Prior to founding Lone Star Value Management, LLC in January 2013, Mr. Eberwein was a Portfolio Manager at Soros Fund Management from January 2009 to December 2011 and Viking Global Investors from March 2005 to September 2008. Mr. Eberwein is Chairman of the Board of AMERI Holdings, Inc., ATRM Holdings, Inc., Digirad Corporation and Hudson Global, Inc.  Mr. Eberwein previously served on the board of directors of The Goldfield Corporation from May 2012 to May 2013, On Track Innovations Ltd. from December 2012 to March 2014, Crossroads Systems, Inc. from April 2013 to May 2016, and NTS, Inc. from December 2012 until its sale to a private equity firm was completed in June 2014.  Mr. Eberwein served on the Board of Hope for New York, a 501(c)(3) organization dedicated to serving the poor in New York City from 2011 until 2014, where he was Treasurer and on the Executive Committee. Mr. Eberwein earned an MBA from The Wharton School, University of Pennsylvania and a BBA with High Honors from The University of Texas at Austin.

Charles M. Gillman, age 46, has been a member of the Novation Board since January 2016.  Mr. Gillman is the head of the IDWR Multi-Family Office (the “IDWR”), a position he has held since 2013.  The IDWR employs a team of analysts with expertise in finding publicly traded companies that require operational enhancement and an improvement in corporate capital allocation. From 2001 to 2013, Mr. Gillman was a portfolio manager of certain family office investment portfolios at Nadel and Gussman, LLC.  Prior to his employment at Nadel and Gussman, Mr. Gillman worked in the investment industry and as a strategic management consultant at McKinsey & Company, where he gained experience designing operational turnarounds of U.S. and international companies.  Mr. Gillman currently serves on the board of directors of Digirad Corporation, Solitron Devices, Inc., and Datawatch Corporation.  Mr. Gillman is a Summa Cum Laude graduate of the Wharton School and a Director of the Penn Club of New York which serves as the Manhattan home of the Wharton and Penn alumni community.

Robert G. Pearse, age 57, has been a member of the Novation Board since April 2015. Mr. Pearse currently serves as a Managing Partner at Yucatan Rock Ventures, where he specializes in technology investments and consulting, and has served in that position since August 2012.  Mr. Pearse also serves as a director for Ameri Holdings, Inc., and Crossroads Systems, Inc.  From 2005 to 2012, Mr. Pearse served as vice president of Strategy and Market Development at NetApp, Inc., a computer storage and data management company.  From 1987 to 2004, Mr. Pearse held leadership positions at Hewlett-Packard, most recently as the vice president of Strategy and Corporate Development from 2001 to 2004 focusing on business strategy, business development and acquisitions.  Mr. Pearse’s professional experience also includes positions at PricewaterhouseCoopers LLP, Eastman Chemical Company, and General Motors Company.  Mr. Pearse earned a Master of Business Administration degree from the Stanford Graduate School of Business in 1986, and a Bachelor of Science degree in Mechanical Engineering from the Georgia Institute of Technology in 1982.

Rodney E. Schwatken, age 53, has served as Novation’s Chief Executive Officer since August 2015 and as our Chief Financial Officer since January 2008. He previously served as our Senior Vice President from January 2008 to August 2015, and as our Vice President-Strategic Initiatives from March 2006 to January 2008, where he was responsible for special projects generally related to corporate development and management of Novation’s strategic transactions. From March 1997 to March 2007, Mr. Schwatken held various titles including Vice President and Controller (Chief Accounting Officer) of Novation. Mr. Schwatken also is an officer of NovaStar Mortgage and the non-Plan Debtors. From June 1993 to March 1997, when he joined the Company, Mr. Schwatken was Accounting Manager with U.S. Central Credit Union. From January 1987 to June 1993, Mr. Schwatken was employed by Deloitte in Kansas City, Missouri, most recently as an audit manager. Mr. Schwatken earned a Bachelor of Science in Business from the University of Kansas.

(b)        Director Involvement in Certain Legal Proceedings

Lone Star Value Management LLC, Mr. Eberwein and Mr. Gillman are each subject to a Securities and Exchange Commission (“SEC”) administrative order, dated February 14, 2017 (Securities Exchange Act Release No. 80038), relating to alleged violations of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated thereunder, including failing to disclose the members of a stockholder group, and further allegations that Messrs. Eberwein and Gillman violated Section 16(a) of the Exchange Act and the rules promulgated thereunder, including failing to timely file initial statements of beneficial ownership on Form 3 and changes thereto on Form 4. Without admitting or denying any violations, (i) Lone Star Value Management agreed to cease and desist from committing or causing any violations of Section 13(d) of the Exchange Act and Rules 13d-1 and 13d-2 promulgated thereunder, and paid a civil penalty of $120,000 to the SEC and (ii) Messrs. Eberwein and Gillman agreed to cease and desist from committing or causing any violations of (x) Section 13(d) of the Exchange Act and Rules 13d-1 and 13d-2 promulgated thereunder and (y) Section 16(a) of the Exchange Act and Rules 16a-2 and 16a-3 promulgated thereunder, and each paid a civil penalty to the SEC in the respective amounts of $90,000 and $30,000. Parties may log on to the SEC webpage at https://www.sec.gov/litigation/admin/2017/34-80038.pdf to review the order instituting the proceedings.

(c)         Director and Executive Compensation

During calendar years 2014 and 2015 the Novation non-employee directors received a retainer of $50,000, and the chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and the Lead Independent Director received retainers of $10,000, $5,000, $5,000 and $10,000, respectively. In 2014 these amounts were paid in cash. In 2015, these amounts were paid in restricted stock through awards made on August 10, 2015, which shares vested on August 10, 2016.

On January 6, 2016, the Board appointed Charles M. Gillman as a director of the Company. Upon appointment, Mr. Gillman was awarded a grant of 96,154 shares of restricted stock as a pro-rated portion of his annual retainer for service as a director. These shares vested on August 10, 2016. There was no other compensation paid to the Directors during 2016.

Mr. Schwatken is currently paid at the rate of $300,000 annually. No bonus amounts have been paid in 2016 and 2017.

Execution of the Plan will result in no additional compensation to the directors or Mr. Schwatken. It is expected that if the Plan is executed, the Board would reinstate its annual compensation program in amounts to be determined by the Board.

(d)        Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth sets forth certain information with respect to beneficial ownership of the common stock of Novation as of March 8, 2017 by: (i) each of our directors and Mr. Schwatken, and (ii) all of our current directors and Mr. Schwatken as a group. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Shares	Percent of Class (1)
Directors and Named Executive Officer
Howard M. Amster (2)	4,058,998	4.4%
Jeffrey E. Eberwein (3)	3,293,273	3.5%
Charles M. Gillman (4)	96,154	*
Barry A. Igdaloff (5)	7,908,233	8.5%
Robert G. Pearse (6)	211,539	*
Rodney E. Schwatken (7)	1,595,773	1.7%
All current directors and executive officers as a group (6 persons) (8)	17,164,070	18.5%
*		Less than 1%
(1)

Based on 92,844,907 shares of common stock outstanding as of March 8, 2017.  Shares of common stock issuable upon exercise of options, warrants or other rights or the conversion of other convertible securities beneficially owned that are exercisable or convertible within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities and rights and all directors and executive officers as a group.

(2)

Consists of 3,218,558 shares of common stock; 30,000 shares of unvested restricted stock; 36,168 shares of common stock issuable upon exercise of options; and 774,272 shares of common stock held in two trusts of which Mr. Amster is the trustee.

(3)

Consists of 192,308 shares of common stock; 2,852,963 shares of common stock held by Lone Star Value Investors, LP; and 248,002 shares of common stock held by an account separately managed by Lone Star Value Management, LLC.  Mr. Eberwein is the manager of Lone Star Value Investors GP, LLC, the general partner of Lone Star Value Investors, LP, and Mr. Eberwein is also the sole member of Lone Star Value Management, LLC, the investment manager of Lone Star Value Investors, LP, which exercises voting and investment control over securities held by Lone Star Investors, LP.  Mr. Eberwein disclaims beneficial ownership of the shares held by Lone Star Value Investors, LP except to the extent of his pecuniary interest therein.

(4)		Consists of 96,154 shares of common stock.
(5)

Consists of 4,672,497 shares of common stock; 30,000 shares of unvested restricted stock; 36,168 shares of common stock issuable upon exercise of options; and 3,169,568 shares of common stock controlled by Mr. Igdaloff as a registered investment advisor.

(6)		Consists of 211,539 shares of common stock.
(7)		Consists of 1,276 shares of common stock held directly, 60,267 shares of stock owned by the Rodney E. Schwatken Trust and 1,534,230 shares of common stock issuable upon exercise of options.
(8)		Consists of 15,497,404 shares of common stock; 60,000 shares of unvested restricted stock; and 1,606,566 shares of common stock issuable upon exercise of options.

The Debtors, their directors and Mr. Schwatken own no portion of Butler or HCS and will receive no payment or other direct benefit in connection with the proposed acquisition. Execution of the Plan will result in no change to the directors and Mr. Schwatken’s ownership in the Debtors and HCS would become a wholly-owned subsidiary of the Debtors.

5.          Corporate Structure.

The Debtors consist of a parent company, Plan Debtor Novation Companies, Inc. (“Novation”); its wholly owned operating subsidiaries, Debtor 2114 Central, LLC and Novation Holdings, Inc.; Novation Holdings, Inc.’s wholly owned operating subsidiary Plan Debtor NovaStar Mortgage LLC and Debtor NovaStar Mortgage LLC’s wholly owned operating subsidiary Debtor NovaStar Mortgage Funding Corp.

Section 2.02       Unsecured Indebtedness.

The Plan Debtors have no secured debt. The Plan Debtors’ assets are unencumbered.

Novation has outstanding three series of unsecured senior notes (collectively, the “Unsecured Notes”), each dated March 22, 2011, between Novation and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) (collectively, the “Indentures”), with an aggregate approximate principal balance of $85.9 million. The Unsecured Notes accrued interest at a rate of 1.0% per annum until January 1, 2016, and since then have accrued interest at a rate of three-month LIBOR plus 3.5% per annum. Interest on the Senior Notes is payable on a quarterly basis and no principal payments are due until maturity on March 30, 2033.

As the aforementioned bonds do not mature until 2033 and have very favorable economic terms, under the Plan, the Plan Debtors are seeking to reinstate the bonds to the maximum extent allowable under the Bankruptcy Code. Novation can cure the existing payment defaults and remain current on the reinstated Indentures, having significant unencumbered cash, operating cash flow, and other significant assets. The Plan Debtors estimate that the amount necessary to cure all arrears and amounts owing under the Indentures upon reinstatement is approximately $5,800,000.

Section 2.03       Summary of Prepetition Assets.

As of December 31, 2016, the aggregate book value of the Plan Debtors’ assets was approximately $34.9 million.5 Of this amount there is in excess of $33 million in cash and marketable securities. Included in these marketable securities are certain over-collateralization and residual bonds that are retained interests of the Plan Debtors’ prior securitizations. All of the aforementioned securities continue to be a source of earnings and cash flow.

While the Plan Debtors’ over-collateralization and residual bonds are carried on the Debtors’ balance sheets at a lower book value, the Plan Debtors estimate they will generate more than $50 million in aggregate cash flow over the next 16 years, the same term as the Indentures which are to be reinstated. These cash flows will be used, together with cash on hand and cash flow from operations, to remain current on the reinstated Indentures.

Finally, the Plan Debtors have significant net operating losses (“NOL’s”). The Plan Debtors intend on preserving and maximizing their NOL’s and any other tax attributes for the benefit of creditors and equity holders. At the end of 2015, the Plan Debtors had approximately $370 million in NOL’s available to offset future Federal taxable income. The losses were incurred in 2005, 2007–2013 and 2015. The Plan Debtors generated taxable earnings in 2014 as a result of the sale of one of their prior businesses, StreetLinks. The Plan Debtors have approximately $355 million in unrealized losses on mortgage securities that have not been recognized for tax purposes. These losses will be recognized if sold or when the securities are deemed to have no fair market value and considered worthless in accordance with the IRS tax code or related guidance.

ARTICLE III

EVENTS LEADING TO THESE CHAPTER 11 CASES

Section 3.01       Acceleration of Bonds and Dispute Over “Default Interest”

Prior to the Petition Date, Novation reached out to the managers of the Senior Notes to discuss options for restructuring the Senior Notes beginning in December of 2015. The managers were generally unresponsive to these negotiation efforts. Novation did not make the quarterly interest payments due on March 30, 2016, and June 30, 2016, totaling $1.8 million. Novation received notices of acceleration with respect to the Unsecured Notes, declaring all principal and unpaid interest immediately due and payable. The Debtors actively pursued negotiations with the holders of the Unsecured Notes to either cure the defaults under the terms of the Indentures or alternatively to otherwise modify or restructure the Unsecured Notes outside of court. Such holders did not agree to any of the proposals made and did not make any counteroffers or proposals.

The Creditors Committee and the Taberna Creditors have asserted that the Class 2 notes are entitled to default rate interest. Such objections are on file with the Bankruptcy Court (Docket Nos. 368 and 370). The Plan Debtors disagree and contend that the Indentures do not contain an express provision allowing for default rate interest. Rather, Section 3.1(a)(ii) of the Indentures refers to “Additional Interest”, a term defined at Section 1.1 of the Indentures to mean interest that accrues on any payment not made on the applicable Interest Payment Date. In these interest only facilities the Interest Payment Dates are the quarterly dates when interest payments were due.

________________________

5 A complete listing of the Plan Debtors’ assets and the valuation methodology assigned to each asset can be found in the Plan Debtors’ Monthly Operating Reports for the period ending December 31, 2016. [Novation Dkt. No. 268; NovaStar Dkt. No 23].

Therefore, the Plan Debtors assert that the Plan need not expressly refer to or provide for default interest and Section 3.02(b)(2)(B) of the Plan providing for non-default interest is consistent with the Indentures. The Plan Debtors have determined that the appropriate cure amount under the Indenture is $5,783,000.00 through June 30, 2017. This amount includes interest compounded quarterly at Libor + 3.50% on the missed interest payments as provided in Section 3.1(a)(ii) of the Indentures. The Plan Debtors do not agree that Additional Interest also accrues on the principal balance of the Notes. In any event, the Debtors will have sufficient resources or will amend the Plan to allow for payment the additional sums claims as may be awarded by the Court.

In the event the Debtors do not prevail on their interpretation of the amounts owing for normal interest plus “Additional Interest” under the Indentures, which the Plan Debtors estimate at $5,783,000 as of June 30, 2017, there could be up to $10.37 million owing in alleged normal interest plus Additional Interest owing according to the Creditors’ Committee calculations as of June 30, 2017. In this event, to the extent the Plan Debtors seek reinstatement, they will require additional funding to satisfy such amounts. If the Debtors elect, however, they may seek to implement the “toggle” feature of the Class 2 treatment and seek to impair such creditors, in which case the Debtors believe they will have sufficient cash on hand in such event to fund the Plan, as the required interest payments the Debtors will seek would be materially lower than in a reinstatement scenario. In the non-reinstatement scenario, the Plan Debtors will terminate the Indentures and provide wholly new Amended Senior Notes, which will modify the terms of the Indentures and which the Plan Debtors have proposed to pay with interest at the Federal Judgement Rate of interest. The Class 2 noteholders could oppose the cram down scenario, including seeking a higher rate of interest in such cram down scenario. In the event such higher rate is awarded by the Bankruptcy Court, the Debtor may be required to pay such higher amount as may be awarded by the Bankruptcy Court.

Section 3.02       Pending Litigation and Legal Proceedings.

On May 21, 2008, a class action case was filed in the Supreme Court of the State of New York, New York County, by the New Jersey Carpenters' Health Fund, on behalf of itself and all others similarly situated. Plan Debtor NovaStar Mortgage LLC and Debtor NovaStar Mortgage Funding Corporation (which is not a Plan Debtor) were named as defendants, along with certain former individual directors and officers, several securitization trusts sponsored by the Company and several unaffiliated investment banks and credit rating agencies. The case was removed to the United States District Court for the Southern District of New York (the “SDNY District Court”). On June 16, 2009, the plaintiff filed an amended complaint. On April 17, 2009, the SDNY District Court entered an order appointing the New Jersey Carpenters’ Health Fund as lead plaintiff (in such capacity, “Lead Plaintiff”).  On March 9, 2015, Lead Plaintiff filed the Third Amended Class Action Complaint seeking monetary damages, and alleging, inter alia, that the defendants violated sections 11, 12 and 15 of the Securities Act of 1933, as amended, by making allegedly false statements regarding mortgage loans that served as collateral for securities purchased by the plaintiff and the purported class members.  On November 4, 2016, the SDNY District Court entered an order certifying the proposed class.  As discussed below, this case has been settled and the Plan Debtors will not have to use any cash on hand to resolve the litigation.

The claim of New Jersey Carpenters Health Fund is listed on Schedule F in an unknown amount as contingent, unliquidated and disputed. The following proofs of claim have been filed with respect to the New Jersey Carpenters Action:

Debtor	Creditor per POC	POC No.	Amount
Novation	New Jersey Carpenters Health Fund, Lead Plaintiff	19	$ unknown
Novation	New Jersey Carpenters Health Fund, individual capacity	20	$ unknown
Novation	Iowa Public Employees’ Retirement System	21	$ unknown
NMI	New Jersey Carpenters Health Fund, Lead Plaintiff	4	$ unknown
NMI	65 Livingston Avenue (addendum provides New Jersey Carpenters Health Fund, individual capacity)	5	$ unknown
NMI	Iowa Public Employees’ Retirement System	6	$ unknown
NMFC	65 Livingston Avenue (addendum provides New Jersey Carpenters Health Fund, Lead Plaintiff)	3-1	$ unknown
NMFC	65 Livingston Avenue (addendum provides New Jersey Carpenters Health Fund, individual capacity)	4	$ unknown
NMFC	Iowa Public Employees’ Retirement System	5	$ unknown

On June 20, 2011, the National Credit Union Administration Board, as liquidating agent of U.S. Central Federal Credit Union, filed an action against non-plan Debtor NovaStar Mortgage Funding Corporation and numerous other defendants in the United States District Court for the District of Kansas, claiming that the defendants issued or underwrote residential mortgage-backed securities pursuant to allegedly false or misleading registration statements, prospectuses, and/or prospectus supplements. On August 24, 2012, the plaintiff filed an amended complaint making essentially the same claims against NovaStar Mortgage Funding Corporation. NovaStar Mortgage Funding Corporation filed a motion to dismiss the amended complaint which was denied on September 12, 2013. A trial date set for January 2017 was adjourned without date. The defendants had claimed that the case should be dismissed based upon a statute of limitations and sought an appeal of the court's denial of this defense. An interlocutory appeal of this issue was allowed, and on August 27, 2013, the Tenth Circuit affirmed the lower court’s denial of defendants’ motion to dismiss the plaintiff’s claims as being time barred; the appellate court held that the Extender Statute, 12 U.S.C. §1787(b)(14) applied to plaintiff’s claims. On June 16, 2014, the United States Supreme Court granted a petition of NMFC and its co-defendants for certiorari, vacated the ruling of the Tenth Circuit, and remanded the case back to that court for further consideration. On August 19, 2014, the Tenth Circuit reaffirmed its prior decision, and on October 2, 2014, the defendants filed a petition for writ of certiorari with the Supreme Court, which was denied. NCUA’s claim against non-plan Debtor NovaStar Mortgage Funding Corporation relates to three certificates it purchased in the NHEL 2006-5 offering. NCUA contends that it sustained losses of between approximately $99M and $167M (including prejudgment interest) depending on which damage methodology it uses. On March 22, 2016, NMFC filed motions for summary judgment and plaintiff filed a motion for partial summary judgment. The motion was denied. The claim of National Credit Union Administration Board is listed on Schedule F in an unknown amount as contingent, unliquidated and disputed. NCUA has not filed a proof of claim in either the NMFC bankruptcy case or the cases of the two Plan Debtors.

On February 28, 2013 the Federal Housing Finance Agency, as conservator for the Federal Home Loan Mortgage Corporation (Freddie Mac) and on behalf of the Trustee of the NovaStar Mortgage Funding Trust, Series 2007-1 (the “Trust”), a securitization trust in which the Company retains a residual interest, filed a summons with notice in the Supreme Court of the State of New York, County of New York against Novation and NovaStar Mortgage LLC. The notice provides that this is a breach of contract action with respect to certain, unspecified mortgage loans and defendant's failure to repurchase such loans under the applicable agreements. Subsequently, Deutsche Bank National Trust Company, solely in its capacity as Trustee of the Trust, filed a Complaint in the action. Plaintiff alleges that defendants, from the closing date of the transaction that created the Trust, were aware of the alleged breach of the representations and warranties made and failed to notice and cure such breaches, and due to the failure of defendants to cure any breach, notice to defendants would have been futile. Plaintiff seeks specific performance of repurchase obligations of an unspecified number of the 11,400 loans backing the underlying $1.813 billion offering; compensatory, consequential, recessionary and equitable damages for breach of contract; specific performance and damages for anticipatory breach of contract; and indemnification (indemnification against NovaStar Mortgage LLC only), together with prejudgment interest. Plaintiff has not specified the amount of damages that it seeks to recover, and the amount of any recovery (or the monetary expenditure associated with specific performance) would depend largely on the number and value of any mortgages that were later found to have been in breach of any representations and warranties made by the Debtors. On October 9, 2013, Novation and NMI filed a motion to dismiss plaintiff’s complaint. This motion to dismiss was withdrawn after plaintiff filed an amended complaint on January 28, 2014, and on March 4, 2014, Novation and NMI filed a motion to dismiss the amended complaint. That motion remains pending. If the motion to dismiss is granted, it is possible that the Court would permit the Plaintiff to amend its complaint to add a claim that the Plan Debtors discovered, but failed to meet an obligation to notify other parties, that the securitized loans breached certain contractual representations and warranties.  The Plan Debtors believe that such a claim would lack merit because the Plaintiff would be unable to show that the Plan Debtors made such a discovery during the brief window after the date of the securitization at issue and before the Plan Debtors transferred servicing of the securitized loans to a third party.

The claim of the Federal Housing Finance Agency is listed on Schedule F in an unknown amount as contingent, unliquidated and disputed. The following proofs of claim have been filed against the Plan Debtors with respect to this action.

Debtor	Creditor per POC	POC No.	Amount
Novation	Deutsche Bank National Trust Company, as Trustee	22	$ unknown
NMI	Deutsche Bank National Trust Company, as Trustee	7	$ unknown

In addition to the foregoing claims, the following investment banks filed the following series of proof of claims:

RBS Claimants

The RBS Claimants are : (1) RBS Securities, Inc.; (2) RBS Acceptance Inc.; (3) RBS Financial Products Inc.; (4) Greenwich Capital Derivatives Inc.; (5) The Royal Bank of Scotland, plc.  The RBS Claimants specifically seek indemnification, cure, repurchase, substitution, contribution and other obligations with respect to 9 actions in which RBS has been named as a defendant, including indemnification for the New Jersey Carpenters Health Fund suit and the NCUAB suit, as well as several other suits. The RBS Claimants filed the following proofs of claim against the Plan Debtors:

Debtor	Creditor	Claim No	Amount
Novation	RBS Securities Inc.	24	$0.00
Novation	RBS Acceptance Inc.	25	$0.00
Novation	RBS Financial Products Inc.	26	$0.00
Novation	The Royal Bank of Scotland plc	28	$0.00
Novation	Greenwich Capital Derivatives, Inc.	29	$0.00
NMI	RBS Securities Inc.	9	$0.00
NMI	RBS Acceptance Inc.	10	$0.00
NMI	RBS Financial Products Inc.	11	$0.00
NMI	The Royal Bank of Scotland plc	13	$0.00
NMI	Greenwich Capital Derivatives, Inc.	14	$0.00

Wells Fargo Claimants

The Wells Fargo Claimants are: (1) Wells Fargo Securities, LLC; (2) Wells Fargo Advisors, LLC; (3) Wells Fargo Bank, N.A.; (4) Wachovia Investment Holdings, LLC; (5) Wells Fargo & Company.  The Wells Fargo Claimants specifically seek indemnification, cure, repurchase, substitution, contribution and other obligations with respect to 2 actions in which Wells Fargo has been named as a defendant, including indemnification for the New Jersey Carpenters Health Fund suit and the NCUAB suit.  The Wells Fargo Claimants filed the following proofs of claim against the Plan Debtors:

Debtor	Creditor	Claim No	Amount
Novation	Wells Fargo Securities, LLC	27	$0.00
Novation	Wells Fargo Advisors, LLC	30	$0.00
Novation	Wells Fargo Bank, N.A.	31	$0.00
Novation	Wachovia Investment Holdings, LLC	32	$0.00
Novation	Wells Fargo & Company	33	$0.00
NMI	Wells Fargo Securities, LLC	12	$0.00
NMI	Wells Fargo Advisors	15	$0.00
NMI	Wells Fargo Bank, N.A.	16	$0.00
NMI	Wachovia Investment Holdings, LLC	17	$0.00
NMI	Wells Fargo & Company	18	$0.00
NMFC	Wells Fargo Securities, LLC	11	$0.00

Deutsche Bank Claimants

The Deutsche Bank Claimants are: (1) Deutsche Bank Securities Inc.; (2) Deutsche Bank AG; (3) Deutsche Bank National Trust Company; (4) DB Structured Products, Inc.  The Deutsche Bank Claimants specifically seeks indemnification, cure, repurchase, substitution, contribution and other obligations with respect to 7 actions in which DB has been named as a defendant, including indemnification for the New Jersey Carpenters Health Fund suit, as well as several other suits. The Deutsche Bank Claimants filed the following proofs of claim against the Plan Debtors:

Debtor	Creditor	Claim No	Amount
Novation	Deutsche Bank National Trust Company	34	$0.00
Novation	Deutsche Bank Securities Inc.	35	$0.00
Novation	DB Structured Products, Inc.	36	$0.00
Novation	Deutsche Bank AG	37	$0.00
NMI	Deutsche Bank National Trust Company	19	$0.00
NMI	Deutsche Bank Securities Inc.	20	$0.00
NMI	DB Structured Products, Inc.	21	$0.00
NMI	Deutsche Bank AG	22	$0.00

Section 3.03       RMBS Litigation Claims Estimation and Defenses.

As noted in Section 3.02 above three of the groups named as defendants in the New Jersey Carpenters action (the RBS Claimants, Wells Fargo Claimants and the Deutsche Bank Claimants (“Underwriters”) have filed proofs of claim seeking indemnification or contribution in connection with cases in which they were sued for underwriting certificates sponsored or issued by the Plan Debtors and/or NMFC.  On or about March 8, 2017, those Underwriters, together with the Plaintiffs, Plan Debtors, NMI, NMFC and Individual Defendants entered into a settlement agreement that provides for a release all claims by members of the Settlement Class against Defendants (including the Debtor Defendants) and various individuals and entities related to the Defendants, including their respective affiliates, agents, insurers, reinsurers, officers, directors and employees.

On April 7, 2017, the Debtors filed a motion seeking, among other related relief, entry of an order of the Bankruptcy Court (the “Bankruptcy Court 9019 Order”) (a) authorizing the two Debtors that are defendants in the New Jersey Carpenters Health Fund Case, NovaStar Mortgage Funding Corporation (which is not a Plan Debtor) and Plan Debtor NovaStar Mortgage LLC (together, the “Debtor Defendants”) to enter into the New Jersey Carpenters Health Fund Settlement and (b) to the extent authorization is required, authorizing certain of the Debtors’ insurers to fund the portion of the cash settlement consideration allocated to the Debtor Defendants and the individual defendants in the New Jersey Carpenters Health Fund Case, totaling $11 million in the aggregate (the “Insured Payment”).  A copy of the motion and settlement agreement can be found on the Bankruptcy Court’s docket at Docket Number 401.  In the event any objections to entry of the Bankruptcy Court 9019 Order are filed, a hearing will be held on May 2, 2017.   Aside from the entry of the Bankruptcy Court 9019 Order, the New Jersey Carpenters Health Fund Settlement also requires final approval by the United Stated District Court for the Southern District of New York. (the “SDNY District Court”), for which a motion has been filed and is pending.  The Debtors’ insurers are paying the entire Insured Payment from proceeds of applicable insurance policies and no payment is being made by any of the Debtors.  If the Bankruptcy Court 9019 Order is entered and the New Jersey Carpenters Health Fund Settlement is ultimately approved by a Final Order of the SDNY District Court, consummation of the New Jersey Carpenters Health Fund Settlement will fully resolve all claims that the lead plaintiff and the Settlement Class Members in the New Jersey Carpenters Health Fund Case have asserted against the Debtor Defendants.

In light of the settlement of the New Jersey Carpenters case, the Underwriters have agreed to file amended proofs of claim that delete the New Jersey Carpenters case from among those for which they seek indemnity or contribution.

In addition, the settlement by RBS in the NCUA case was accompanied by a court order barring any claims by RBS for indemnity or contribution relating to that case.  The Plan Debtors believe that the claims for indemnity or contribution in the remaining cases for which the Underwriters have filed proofs of claim (as discussed in Section 3.02) have no merit for the following reasons.  The Securities and Exchange Commission is of the view that claims for indemnification against liability under Section 11 of the Securities Act are against public policy and that contract provisions for such indemnification are unenforceable (see, e.g., Item 512(i) of Regulation S-K), and courts have expressed the same view (see, e.g., Eichenholtz v. Brennan, 52 F.3d 478, 483 (3d Cir. 1995)).  While Section 11 contains an express right of contribution in certain circumstances, the Plan Debtors believe that it is unavailable to the Underwriters here because they did not make any such claims in a timely manner, have not previously notified the Plan Debtors of the cases for which they seek contribution, and have not specified any amounts they have paid in connection with those cases or provided any grounds for seeking contribution for any portion of such amounts.  In that regard most of the various cases for which the Underwriters have asserted contributions claims have either been dismissed or settled.

The Plan Debtors believe there is no liability to the estate on the RMBS Litigation Claims and intend to file motions to estimate each of the claims at zero, which may include the Underwriters claims and the claims filed by the former officers and directors. The Underwriters’ claims are contingent and disputed. Courts have made clear that where the claimant is unlikely to recover under applicable non-bankruptcy law, the claim may properly be estimated at zero. See Bittner v. Borne Chem. Co., Inc., 691 F2d at 137; In re Corey, 892 F.2d 829, 834 (9th Cir. 1989) (claims correctly estimated at zero due to their “highly speculative” nature); In re Frontier Airlines, Inc., 137 BR 811, 814 (D. Co. 1992) (section 502(c)(1) claim estimation allows both, for allowance and disallowance of claims (through zero valuation)). Related to the Underwriters’ Claims, indemnification claims were filed by former officers and directors, seeking indemnification relating to the New Jersey Carpenters action. These claims were filed by found individuals against each of the Plan Debtors in the amount of $20 million per individual claim.

ARTICLE IV

ADMINISTRATION OF THE CHAPTER 11 CASES

Section 4.01       Overview of Chapter 11.

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the Commencement Date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes the obligations specified under the confirmed plan.

In general, a chapter 11 plan of reorganization (a) divides claims and equity interests into separate classes, (b) specifies the property, if any, that each class is to receive under the plan, and (c) contains other provisions necessary to the reorganization of the debtor and that are required or permitted by the Bankruptcy Code.

Pursuant to section 1125 of the Bankruptcy Code, acceptance or rejection of a plan may not be solicited after the commencement of the Chapter 11 Cases until such time as the court has approved the Disclosure Statement as containing adequate information. Pursuant to section 1125(a) of the Bankruptcy Code, “adequate information” is information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan. To satisfy applicable disclosure requirements, the Plan Debtors submit the Disclosure Statement to holders of Claims that are impaired and not deemed to have rejected the Plan.

Section 4.02       Relevant Case Background.

On July 20, 2016, the Debtors each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Honorable David E. Rice is presiding over the Chapter 11 Cases. The Plan Debtors continue to operate their businesses and manage their properties as debtor and debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. As of the date hereof, no request has been made for the appointment of a trustee or examiner in these cases. The Creditors’ Committee was appointed on August 1, 2016.

The following is a brief description of certain significant events that have occurred during the pendency of the Chapter 11 Cases. Creditors may also look on the docket on file with the Bankrupt Court for copies of any specific motions or order other case background.

1.          Joint Administration.

On July 20, 2016, the Debtors filed a motion seeking an order seeking joint administration of the Debtors’ four bankruptcy cases. On July 25, 2016, the Bankruptcy Court entered an (Docket No. 40) approving the motion.

2.          Retention of Professionals.

To assist in carrying out its duties as a debtor in possession, and to otherwise represent their interests in the Chapter 11 Cases, the Debtors, on July 20, 2016, filed with the Bankruptcy Court applications seeking entry of orders authorizing the Debtors to retain a number of professionals, nunc pro tunc to the Petition Date, including Olshan Frome Wolosky LLP (“Olshan”) as counsel and Shapiro Sher Guinot & Sandler (“SSGS”) as co-counsel. On August 2, 2016, the Debtors filed with the Bankruptcy Court an application seeking entry of an order authorizing the Debtors to retain Oberon Securities, LLC (“Oberon”) as Investment Banker. On August 11, 2016, the Debtors filed with the Bankruptcy Court an application seeking entry of an order authorizing the Debtors to retain Boulay PLLP (“Boulay”) as auditor. On August 15, 2016, the Debtors filed with the Bankruptcy Court an application seeking entry of an order authorizing the Debtors to retain Orrick, Herrington & Sutcliffe LLP (“Orrick”) as Special Litigation Counsel. On September 27, 2016, the Debtors filed with the Bankruptcy Court an application seeking entry of an order authorizing the Debtors to retain Holland & Knight LLP (“Holland & Knight”) as Investment Company Act Compliance Counsel. On November 16, 2016, the Debtors filed with the Bankruptcy Court an application seeking entry of an order authorizing the Debtors to retain Deloitte Tax LLP (“Deloitte”) as Tax Services Provider. On November 29, 2016, the Debtors filed with the Bankruptcy Court an application seeking entry of an order authorizing the Debtors to retain National Economic Research Associates, Inc. (“NERA”) as Valuation Expert.

On August 9, 2016, the Bankruptcy Court entered an order approving the Debtors’ retention of Olshan (Docket No. 69) and SSGS (Docket No. 70), and on August 23, 2016, the Bankruptcy Court entered an order approving the Debtors’ retention of Oberon (Docket No. 93). On August 31, 2016, the Bankruptcy Court entered an order approving the Debtors’ retention of Boulay (Docket No. 105). On September 30, 2016, the Bankruptcy Court entered an order approving the Debtors’ retention of Orrick (Docket No. 155). On October 18, 2016, the Bankruptcy Court entered an order approving the Debtors’ retention of Holland & Knight (Docket No. 172). On December 7, 2016, the Bankruptcy Court entered an order approving the Debtors’ retention of Deloitte (Docket No. 233). On December 13, 2016, the Bankruptcy Court entered an order approving the Debtors’ retention of NERA (Docket No. 233).

On August 18, 2016, the Creditors’ Committee also filed with the Bankruptcy Court its application to employ Hunton & Williams LLP (“Hunton & Williams”) as legal counsel to the Creditors’ Committee. On August 19, 2016, the Creditors’ Committee also filed with the Bankruptcy Court its application to employ Carl Marks Advisory Group LLC (“Carl Marks”) as Financial Advisor for the Creditors’ Committee.

On September 1, 2016, the Bankruptcy Court entered an order approving the Creditors’ Committee’s retention of Carl Marks (Docket No. 108) and on September 30, 2016, the Bankruptcy Court entered an order amending the order approving the Creditors’ Committee’s retention of Carl Marks (Docket No. 156). On September 8, 2016, the Bankruptcy Court entered an order approving the Creditors’ Committee’s retention of Hunton & Williams (Docket No. 117).

3.          Employment Obligations.

The Debtors believe it has a valuable asset in its workforce, and that the efforts of the Debtors’ employees are critical to a successful reorganization. On July 20, 2016, the Debtors filed with the Bankruptcy Court a motion for an order authorizing the Debtors to pay certain prepetition employee wage and benefit obligations. On July 25, 2016, the Bankruptcy Court entered an order (Docket No. 43) approving the motion.

4.          Cash Management.

The Debtors believe it would have been disruptive to its operations if it was forced to change significantly its cash management system upon the commencement of the Chapter 11 Case. Accordingly, on July 20, 2016, the Debtors filed with the Bankruptcy Court a motion seeking entry of an order authorizing the Debtors to maintain its current cash management system. On July 25, 2016, the Bankruptcy Court entered an order (Docket No. 46) approving the Motion.

5.        Leases.

On July 20, 2016, the Debtors filed a motion seeking entry of an order authorizing the Debtors to reject two leases. On August 12, 2016, the Bankruptcy Court entered an order (Docket No. 80) approving the motion.

6.          NOL’s.

On July 20, 2016, the Debtors filed a motion seeking entry of an order (A) limiting certain transfers of claims against the debtors and (B) approving related notice procedures. On August 12, 2016, the Bankruptcy Court entered an order (Docket No. 81) approving the motion.

7.         Schedules and Statements.

On August 23, 2016, the Debtors filed with the Bankruptcy Court the Schedules and Statement of Financial Affairs (collectively, the “Schedules”).

8.         Section 341 Meeting.

The meeting of creditors pursuant to section 341(a) of the Bankruptcy Code took place on August 17, 2016 and September 28, 2016.

9.         The Creditors’ Committee.

Pursuant to section 1102(a)(1) of the Bankruptcy Code, on August 1, 2016, the United States Trustee for Region Four (the “U.S. Trustee”) appointed the Creditors’ Committee. The current members of the Creditors’ Committee are set forth below:

Taberna Preferred Funding I, Ltd.;

James and Robin Hentges; and

Kodiak CDO I, Ltd.

As noted above, the Creditors’ Committee retained the law firm of Hunton & Williams.

10.       Exclusive Periods.

The Bankruptcy Code provides for an initial period of one hundred twenty (120) days after the commencement of a chapter 11 case during which the debtor has the exclusive right to file a chapter 11 plan (the “Exclusive Filing Period”) and an exclusive period of one hundred eighty (180) days from the commencement of the chapter 11 case to solicit acceptances of and confirm such a plan (the “Exclusive Solicitation Period,” and, together with the Exclusive Filing Period, the “Exclusive Periods”). On October 19, 2016, the Debtors filed a motion (the “Motion to Extend Exclusivity”) to extend the Exclusive Periods each by 90 days to allow the Debtors sufficient time to stabilize their operations and negotiate a Plan of Reorganization without making rushed decisions.

On November 7, 2016, the Creditors’ Committee filed an objection to the Motion to Extend Exclusivity. After an evidentiary hearing on the motion and the Creditors’ Committee’s objection, the Bankruptcy Court overruled the Creditors’ Committee’s objection by entry of an order (Docket No. 202) on November 14, 2016, granting the Debtors’ motion and extending the Exclusive Filing Period to February 15, 2017, and extending the Exclusive Solicitation Period to April 17, 2017. On March 24, 2017 the Debtors filed a second Motion to Extend Exclusivity. By the second Motion to Extend Exclusivity the Debtors seek to extend the Exclusive Solicitation Period to July 17, 2017 in order to provide the Debtors, among other things, ample time to solicit acceptance of and seek confirmation of the Plan.

11.       Interim Funding Agreement.

The Debtors were involved in disputes regarding insurance coverage with their insurer, Allied World Assurance Company (U.S.), Inc. on behalf of Newmarket Underwriters Insurance Company (“Allied World”). On December 20, 2016, the court entered an Amended Order (Docket No. 242) amending the original Order (Docket No. 203) (collectively, the “Order”) authorizing the Debtors to enter into the Interim Funding and Non-Waiver Agreement (the “Agreement”), dated as of October 18, 2016, by and among Allied World, Novation, NovaStar Mortgage LLC, and NovaStar Mortgage Funding Corporation, and Scott F. Hartman, Gregory S. Metz, W. Lance Anderson and Mark Herpich.

Pursuant to the Agreement, the Debtors agreed to defer such disputes, and Allied World agreed in the interim to advance Defense Expenses (as defined in the Agreement) that had been or would be incurred by the Debtors in excess of the $10,000,000 limit of the primary policy thereto. The Agreement also generally provides, among other things, that:

(a)       Allied World shall advance reasonable and necessary Defense Expenses incurred in connection with the defense of the RMBS Litigation for certain of the Debtors and individual insureds;

(b)       Allied World reserves all rights to contest coverage under the Excess Policy (as defined in the Agreement) and to seek recovery of any defense expenses it has advanced under the Agreement if it is finally determined in a coverage action that such amounts were not covered under the Excess Policy; and

(c)       Nothing in the Agreement or the Order grants or supports Allied World having an allowed administrative expense claim against the Debtors, and any claims for repayment Allied World may have against the Debtors shall have the same priority and allowance status as if Allied World made the payments in the absence of the Agreement and the Order.

12.       Stipulation to Rejection Claim of Landlord.

On January 17, 2017, the Debtors filed a Consent Motion of Debtors to Approve Stipulation to Rejection Claim of Broadway Square Partners Under Lease for 2114 Central Street [Dkt. No. 260] (the “Consent Motion”), seeking entry of an order approving the stipulated amount of the allowed unsecured claim of Broadway Square Partners, LLP, a former landlord of Novation (the “Landlord”). On February 7, 2017, the Court entered an order [Dkt. No. 297] approving the Consent Motion, allowing the Landlord an unsecured claim in the amount of $113,356.61.

13.       Preference Actions.

The Plan Debtors do not believe that any material preference actions exist.

14.       RMBS Litigation Claims Estimation

As noted in Section 3.02 above three of the groups named as defendants in the New Jersey Carpenters action (the RBS Claimants, Wells Fargo Claimants and the Deutsche Bank Claimants (“Underwriters”) have filed proofs of claim seeking indemnification or contribution in connection with cases in which they were sued for underwriting certificates sponsored or issued by the Plan Debtors and/or NMFC.  On or about March 8, 2017, those Underwriters, together with the Plaintiffs, Plan Debtors, NMI, NMFC and Individual Defendants entered into a settlement agreement that provides for a release all claims by members of the Settlement Class against Defendants (including the Debtor Defendants) and various individuals and entities related to the Defendants, including their respective affiliates, agents, insurers, reinsurers, officers, directors and employees. The Debtors will shortly be filing a 9019 motion seeking approval of the settlement agreement. The settlement agreement is also subject to approval of the United States District Court for the Southern District of New York. In light of the settlement of the New Jersey Carpenters case, the Underwriters have agreed to file amended proofs of claim that delete the New Jersey Carpenters case from among those for which they seek indemnity or contribution.

In addition, the settlement by RBS in the NCUA case was accompanied by a court order barring any claims by RBS for indemnity or contribution relating to that case.  The Plan Debtors believe that the claims for indemnity or contribution in the remaining cases for which the Underwriters have filed proofs of claim (as discussed in Section 3.02) have no merit for the following reasons.  The Securities and Exchange Commission is of the view that claims for indemnification against liability under Section 11 of the Securities Act are against public policy and that contract provisions for such indemnification are unenforceable (see, e.g., Item 512(i) of Regulation S-K), and courts have expressed the same view (see, e.g., Eichenholtz v. Brennan, 52 F.3d 478, 483 (3d Cir. 1995)).  While Section 11 contains an express right of contribution in certain circumstances, the Plan Debtors believe that it is unavailable to the Underwriters here because they did not make any such claims in a timely manner, have not previously notified the Plan Debtors of the cases for which they seek contribution, and have not specified any amounts they have paid in connection with those cases or provided any grounds for seeking contribution for any portion of such amounts.  In that regard most of the various cases for which the Underwriters have asserted contributions claims have either been dismissed or settled.

The Plan Debtors believe there is no liability to the estate on the RMBS Litigation Claims and intend to file motions to estimate each of the claims at zero, which may include the Underwriters claims and the claims filed by former officers and directors. The Underwriters’ claims are contingent and disputed. Courts have made clear that where the claimant is unlikely to recover under applicable non-bankruptcy law, the claim may properly be estimated at zero. See Bittner v. Borne Chem. Co., Inc., 691 F2d at 137; In re Corey, 892 F.2d 829, 834 (9th Cir. 1989) (claims correctly estimated at zero due to their “highly speculative” nature); In re Frontier Airlines, Inc., 137 BR 811, 814 (D. Co. 1992) (section 502(c)(1) claim estimation allows both, for allowance and disallowance of claims (through zero valuation)). Related to the Underwriters’ Claims, indemnification claims were filed by former officers and directors, seeking indemnification relating to the New Jersey Carpenters action. These claims were filed by four individuals against each of the Plan Debtors in the amount of $20 million per individual claim

Section 4.03       Acquisition Efforts.

1.          Background and Negotiation Efforts.

Following the financial crisis beginning in 2007, aside from managing a significant portfolio of existing mortgage backed securities, the Debtors exited the loan origination and servicing business and turned their attention on acquiring other businesses for the benefit of the stakeholders of the Company. Such acquisitions are entirely permissible under the terms of the Indentures, however the acquisition targets are required to comply with covenants of the Indentures. The HCS Transaction contemplated by the Plan Debtors complies with the terms of the Indentures.

In July 2016, the Debtors engaged Oberon as its investment banker to evaluate strategic alternatives to restructure their debt obligations while continuing normal operations. The Plan Debtors and Oberon have aggressively explored all third-party going-concern options since the filing of these Cases, focusing on identifying a target company for the Plan Debtors to acquire.

Oberon led the Plan Debtors’ extensive research efforts to identify target companies and negotiate the related transactions. Oberon utilized both its industry and restructuring bankers to identify potential investment opportunities. Utilizing its proprietary databases and market knowledge, Oberon contacted 43 potential parties for the Plan Debtors to evaluate. Of the 43 potential companies initially evaluated, 20 signed non-disclosure agreements. Oberon also engaged 17 target companies in preliminary calls, and conducted in-person meetings with five potential parties. Through these efforts and negotiations, the Plan Debtors, Oberon and its advisors ultimately conducted a total of 15 in-person meetings with potential parties, nine of which were held on the premises of such potential parties.

These discussions resulted in the issuance of five letters of intent, with four letters of intent or exclusivity agreements ultimately executed between the Plan Debtors and potential target companies. After careful evaluation and negotiations, the Debtors determined that entering into the HCS Transaction was the best solution for preserving their going-concern value.

2.          Introduction of the HCS Opportunity to the Debtors and Oberon’s Prior Relationship with Butler/HCS6

The Debtors engaged Oberon in July 2016 to serve as their Investment Banker because the Debtors had confidence that Oberon would be successful in introducing the Debtors to acquisition opportunities and facilitating a transaction, based on Oberon’s considerable experience and vast network of contacts and clientele in the middle market investment arena. The possibility that Oberon would introduce one of its existing clients to the Debtors was disclosed in the Debtor’s application to employ Oberon, which was approved by the Court without objection. Ultimately, it was Oberon’s relationship with Butler that allowed it to introduce the HCS opportunity to the Debtors.

Prior to Oberon’s engagement by the Debtors, Oberon provided certain investment banking and/or financial advisory services to Butler, and entities affiliated with Butler and/or its majority owner, Steven Sorensen. In 2009, Oberon was engaged to provide financial advisory services to a company called Ablest Inc. and certain of its affiliates, which were formerly owned or controlled by Mr. Sorenson. In February 2011, Oberon was first engaged by Butler to provide it with certain merger and acquisition and financing services. During this period, Oberon assisted Butler with a number of projects and engagements unrelated to the sale of HCS, the Debtors or these chapter 11 cases. On March 5, 2015, Oberon entered into an engagement agreement with Butler and certain of its affiliates to provide financial advisory services with respect to a series of potential transactions with Butler and/or its affiliates (the “2015 Oberon/Butler Engagement Agreement”). The 2015 Engagement Agreement did not address the potential sale of HCS.

________________________

6 The Debtors are providing the above information concerning Oberon and its prior relationship with Butler and HCS not because they believe it is relevant to providing adequate information for parties to make an informed judgment to vote to accept or reject the Plan, but because the Creditors’ Committee requested that this information be included. It is the Debtors’ position that Oberon’s relationship with Butler and HCS is irrelevant to the issues concerning the confirmation of the Plan or the merits of the HCS Transaction.

In or around January 2016, Oberon first started assisting Butler with the prospect of selling its healthcare division (HCS). Oberon and Butler never entered into an agreement to incorporate the sale of HCS into their existing 2015 Oberon/Butler Engagement Agreement. Nevertheless, Oberon introduced HCS to a number of potential strategic and financial buyers. One such party signed a letter of intent in July 2016 to purchase the company and commenced due diligence. In early September 2016, the potential purchaser declined to pursue the transaction. At that point, Oberon, in furtherance of its engagement by the Debtors to identify potential target companies for the Debtors to acquire, first raised the prospect of a potential transaction between HCS and Novation to both parties. The Debtors entered into a confidentiality agreement with Butler, and simultaneously therewith, Oberon notified Butler and HCS in writing that Oberon could not represent them with respect to a potential transaction with Novation and that Oberon would be representing solely the Debtors in connection with any such transaction.

Within about one week after Oberon raised the prospect of an HCS/Novation transaction, Butler and HCS advised Oberon that they were not interested in proceeding with a sale of HSC to the Debtors. In November 2016, however, Butler and HCS decided to reopen discussions with the Debtors. Although the Debtors, at that point, were still considering other potential targets, Oberon had ceased further introductions of other buy-side counterparties for HCS. Towards the end of December 2016, it became more likely that the HCS Transaction would be the Debtor’s primary path. To ensure that there would be no perceived conflicts, on January 17, 2017, Oberon notified Butler in writing that it was terminating the 2015 Oberon/Butler Engagement Agreement. Oberon also notified Butler that any unpaid fees owed under 2015 agreement were forfeited and the tail period was waived. In the event that the Debtors are successful in acquiring HSC, Oberon will not receive any fees or compensation from Butler or HCS for the transaction.7

Since the Petition Date, Oberon has received one payment in the amount of $71,726.49 from Butler on August 8, 2016, in connection with work performed under the 2015 Oberon/Butler Engagement Agreement that was unrelated the Debtors or these chapter 11 cases. As Oberon previously disclosed to the Court and all parties in interest in its Supplemental Declaration of Adam Breslawsky of Oberon Securities, LLC as Investment Banker for the Debtors [Docket No. 262], in the years 2015 and 2016, the revenues received by Oberon from services performed for Butler and its affiliates represented two percent (2%) of Oberon’s total revenues.

 ________________________

7 In its objections to the Debtor’s original disclosure statement, the Creditors’ Committee raised the question of why Butler did not retain another investment banker for the HCS Transaction after Oberon had terminated assisting it with finding for HCS. The Debtors, of course, cannot speak as to Butler’s internal decision making process. It is not uncommon, however, for sophisticated companies to forego the employment of outside assistance in connection with merger and acquisition deals. Furthermore, the Debtors are advised that Butler has a track record of selling assets without using investment banks.

3.          The HCS Transaction.

On February 1, 2017, Novation entered into the Purchase Agreement. Pursuant to the Purchase Agreement, NHI agreed to purchase from Butler all of the outstanding capital stock of HCS for $24 million in cash (the “Acquisition”), subject to terms and conditions including but not limited to the Company’s receipt of Court approval for the Acquisition in its chapter 11 case. The purchase price is subject to a potential working capital adjustment, and the parties have agreed to deposit $240,000 of the purchase price in escrow at closing for a period of six months to secure Butler’s indemnification obligations under the Purchase Agreement. Additionally, subject to the Company’s receipt of Court approval, NHI agreed to deposit $100,000 in escrow prior to closing, to be available to reimburse Butler for its reasonable and documented legal fees and expenses up to $100,000 in the event (i) the Purchase Agreement is terminated if bankruptcy court approval of the Acquisition is denied or a similar event in the Company’s bankruptcy case occurs or (ii) bankruptcy court approval of the Acquisition is not obtained by June 30, 2017.

The obligations of the parties to consummate the Acquisition are subject to closing conditions customary for transactions of this type, as well as the Company’s receipt of bankruptcy court approval for the Acquisition. The obligations of Novation and NHI to consummate the Acquisition are subject to additional closing conditions including but not limited to (i) Novation’s entry into an employment agreement with, and the continued employment of, HCS’s current CEO, (ii) NHI’s obtaining representations and warranties insurance with respect to Butler’s representations and warranties under the Purchase Agreement and (iii) the satisfaction of Novation and NHI with certain outstanding due diligence items related to HCS.

Under the Purchase Agreement, HCS agreed not to, and Butler agreed to cause HCS not to, take certain actions prior to closing without NHI’s prior written consent, and Butler agreed to pay a portion of NHI’s cost of obtaining representations and warranties insurance with respect to Butler’s representations and warranties under the Purchase Agreement. The Seller Parties also agreed to cease any and all discussions or negotiations with a third party regarding an alternative sale or similar transaction for HCS for 120 days from the date of the Purchase Agreement, provided this exclusivity period may expire earlier based on the Company’s failure to meet specified milestones related to the bankruptcy court approval process or take certain other actions. Further, Novation and NHI agreed to cease any and all discussions or negotiations with a third party regarding an alternative acquisition transaction that would reasonably be expected to prevent or delay in any material respect the ability of Novation or NHI to perform their obligations under the Purchase Agreement or consummate the Acquisition, or otherwise require the use of any of Novation’s or NHI’s available cash. The Purchase Agreement also contains other representations, warranties, covenants and indemnifications, and limitations thereto, customary for transactions of this type.

The Purchase Agreement is subject to customary termination provisions. Additionally, the Purchase Agreement may be terminated by any party if (i) bankruptcy court approval of the Acquisition is denied or a similar event in the Company’s bankruptcy case occurs or (ii) the closing has not occurred on or before June 30, 2017.

4.          HCS Summary.

Established in 1995, HCS is the largest outsourced healthcare services provider in the State of Georgia. HCS delivers outsourced full-time and part-time employees primarily to Community Service Boards (“CSBs”), quasi state organizations that provide behavioral health services at facilities across Georgia including mental health services, developmental disabilities programs and substance abuse treatments. The State of Georgia has a total of 25 CSBs. Each CSB has a number of facilities, including crisis centers, outpatient centers and 24-hour group homes that require a broad range of employees, such as registered nurses, social workers, house parents and supervisors. The CSB market in Georgia is large and growing steadily, as the demand for the services provided by the CSBs continues to grow. The Georgia Association for CSBs estimates that CSBs in Georgia provided services to over 173,000 people in 2010, a figure that grew to over 188,000 people in 2015.

Over the past 15 years, HCS has become the largest medical services outsource provider in Georgia, operating throughout the state. Contracts between HCS and its CSB customers are typically long-term agreements. HCS has been providing services to several clients for more than 15 years. In addition to providing outsourced employees to CSBs, HCS also provides healthcare outsourcing and staffing services to hospitals, schools and a variety of privately owned businesses. The services and positions provided to non CSB clients are similar to the ones provided to CSB client.

HCS generated revenue and adjusted EBITDA in 2016 of approximately $55 million and $3.2 million, respectively.

Investment Highlights

•	Long track record of consistent growth and profitability – Since 2000, HCS grew revenue from $1.3 million to $55.3 million, a 26.5% CAGR. This trend continued in the past two years, as HCS has grown revenue by 25% and adjusted EBITDA by 38%, respectively, since 2014. This recent growth has been driven predominantly by HCS’s ability to add new CSB clients and to expand with its existing clients.
•	Market leading position in Georgia CSB market.
•	Stable and growing CSB market – The CSB market in Georgia is large and growing steadily, as the demand for the services provided by the CSBs continues to grow. The Georgia Association for CSBs estimates that CSBs in Georgia provided services to over 173,000 people in 2010, a figure that grew to over 188,000 people in 2015.
•	Size and scale provides significant competitive advantage – HCS provides a clear value proposition to customers that is hard to replicate by its smaller competitors, considering its larger size and ability to address continued and changing needs of its customers. Those smaller competitors do not have the resources to provide the certifications, training and qualifications needed for many of the CSBs, and do not have the flexibility to service large customers that often require a rapid ramp up in the number and type of employees needed to service their facilities.

•	Long term contracts and long term relationship with customers.
•	Significant growth opportunities – HCS recently signed four additional new customers that should drive its top line growth in the next two years and which would drive improved margins that derive from economies of scale. In addition to winning additional CSB customers in Georgia, HCS has been able to win customers outside the CSB market and is exploring expansion outside the state of Georgia.
•	Strong management team – HCS is currently managed by a 30 year staffing veteran who was brought in by Butler to run HCS when it acquired the business. He has led the business to significant growth over the past two years and HCS is poised for continued growth as it adds new customers in 2017 and beyond.

HCS Historical Revenue and Adjusted EBITDA

HCS Results
	2014A	2015A	2016E
Revenue	$44,159,731	$47,232,109	$55,323,489
Adjusted EBITDA	2,315,051	2,896,034	3,196,877
Revenue Growth		7.0%	17.1%
Adjusted EBITDA Margin	5.2%	6.1%	5.8%

The HCS Transaction Complies with the terms of the Indentures

The Plan Debtors believe that the completion of the HCS Transaction, as contemplated under the Purchase Agreement, will be effected in compliance with the negative covenants in Section 10.6(a)-(d) of the Indenture, as applicable. Responses to objections regarding such compliance are addressed below.

(A)	The Purchase Agreement provides for Holding’s purchase of HCS for cash, after which HCS will become a wholly-owned “Subsidiary” (as defined under the Indenture) of Novation. None of Novation, Holding, HCS, or any Subsidiary thereof, will incur any “Debt” or create any “Liens” (each as defined under the Indenture) in connection with the Acquisition, other than Debt (if any) in the form of investments, loans or advances by Novation to existing or new businesses of Novation and its Subsidiaries as specifically permitted under Section 10.6(a)(i) and (b)(i) of the Indenture. Further, prior to closing the Acquisition, HCS will repay its outstanding Debt and cause Liens upon its assets to be terminated such that HCS will not have any such Debt or Liens once it becomes a Subsidiary subject to the Indenture upon the closing of the Acquisition. As a result, the Acquisition will be completed in compliance with Section 10.6(a) and (b) of the Indenture. The completion of the Acquisition also will be in compliance with Novation’s long-standing interpretation of Section 10.6(c) of the Indenture as not restricting acquisitions by Novation or a Subsidiary of new businesses.

(B)	Section 10.6(d) of the Indenture provides that a consent of the noteholders to enter into a transaction prohibited by the negative covenants in Section 10.6(a)-(c) shall not be required if certain financial covenants are satisfied. As discussed above, Novation intends to comply with the limitations provided under clauses (a)-(c). Therefore the financial covenants in Section 10.6(d) are not applicable.

(C)	As discussed above, the financial covenants under Section 10.6(d) are not applicable to the acquisition, and therefore the certificate as to compliance with Section 10.6(d) also is not applicable.

(D)	Novation intends to comply fully with its obligations under the Indenture in connection with the acquisition, and will cause Holding to execute a supplemental indenture as required by Section 8.1(a) of the Indenture.

(E)	Novation intends to comply fully with its obligations under the Indenture in connection with the acquisition, and will deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (as defined in the Indenture) in accordance with Section 8.1(c) of the Indenture.

(F)	To the extent required, the Plan Debtors will make distributions to Class 2 creditors to the Indenture Trustee under section 5.2 of the Indentures.

Additional Disclosures About HCS

The officers and directors of HCS are: Rob Olson, Director; Shannon Sorensen, Director; and Richard Rector, Officer. At time of acquisition by Butler, William Dallas was the only officer or director known to Butler.

The Debtors and Butler and its directors and officers are not aware of any relationships between HCS officers and directors and any current or former directors of Novation.

Richard Rector is current Executive Director of HCS and it is the intention of Novation to retain him under substantially the same terms as he is employed by HCS. Mr. Rector shall be paid a base salary of $225,000 per year and will be eligible for bonuses and participation in the 2015 Incentive Stock Plan established by the Company.

HCS 2016 and 2015 financials including balance sheets, income statements and statements of cash flows were included under the Schedule 2.6 to the Purchase Agreement. HCS’s financials are prepared by HCS personnel and reviewed by Butler’s CFO, Stephen Morrison. The Debtors’ financial advisors, as part of their due diligence review, reviewed the HCS financial statements. Parties who wish to obtain more detailed financial information about HCS may sign a confidentiality agreement and obtain such information.

Butler purchased HCS in December 2014. Butler determined that the business did not fit with its other staffing businesses and began looking at strategic options in 2016. It should be noted that Butler recently concluded the sale of its Aerospace and Defense business to HCL America.

The parties negotiated at arm’s length and determined a price for HCS by forecasting future cash flows and calculating the net present value of those cash flows. The value was compared to trailing and future twelve month EBITDA and compared to similar transactions in the market. Butler marketed HCS and received indications of interest from several parties in the same range.

Financial projections were prepared by Novation based on forecasts provided by Butler. Butler reviewed the projections and feels they are reasonable.

The Company anticipates that HCS’s chief executive officer and other senior management will continue working for HCS following the Acquisition.

ARTICLE V

SUMMARY OF THE PLAN

Section 5.01       Summary.

THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THE DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN AND THE EXHIBITS AND SCHEDULES THERETO.

The Plan classifies Claims and Interests separately in accordance with the Bankruptcy Code and provides different treatment for different Classes of Claims and Interests. Claims and Interests shall be included in a particular Class only to the extent such Claims or Interests qualify for inclusion within such Class. The Plan separates the various Claims (other than those that do not need to be classified) into five separate Classes. These Classes take into account the differing nature and priority of Claims against, and Interests in, the Plan Debtors. Unless otherwise indicated, the characteristics and amounts of the Claims or Interests in the following Classes are based on the books and records of the Plan Debtors.

The Plan is intended to enable the Plan Debtors to continue their present operations without the likelihood of a subsequent liquidation or the need for further financial reorganization. The Plan Debtors believe that they will be able to perform all of its obligations under the Plan and meet their expenses after the Effective Date without further financial reorganization. Also, the Plan Debtors believe that the Plan permits fair and equitable recoveries, while expediting the reorganization of the Plan Debtors.

The Confirmation Date will be the date that the Confirmation Order is entered by the Clerk of the Bankruptcy Court. The Effective Date will be the first Business Day on or after the Confirmation Date on which all of the conditions to the Effective Date specified the Plan have been satisfied or waived and the parties have consummated the transactions contemplated by the Plan.

The Plan Debtors anticipate that the Effective Date will occur in or prior to June 2017. Resolution of any challenges to the Plan may take time and, therefore, the actual Effective Date cannot be predicted with certainty.

Other than as specifically provided in the Plan, the treatment under the Plan of each Claim and Interest will be in full satisfaction, settlement, release and discharge of all Claims or Interests. The Reorganized Plan Debtors will make all payments and other distributions to be made under the Plan unless otherwise specified.

All Claims and Interests, except Administrative Expense Claims, Fee Claims, United States Trustee Fees, and Priority Tax Claims, are placed in the Classes set forth in Article II of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified, and the holders thereof are not entitled to vote on the Plan. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

Section 5.02       Effective Date Funding.

On the Effective Date, the Plan Debtors shall use cash on hand and from the disposition of marketable securities to fund all payments required under the Plan and to close the HCS Transaction. The Plan Debtors have estimated and will present expert testimonial evidence at the Confirmation Hearing that their portfolio of existing bonds will generate approximately $50 million in future cash flows through the year 2033 when the Class 2 notes mature.

The Reorganized Plan Debtors may execute all documents and enter into all agreements as may be necessary and appropriate in connection with the HCS Transaction.

Section 5.03       Provisions for Treatment of Unclassified Claims.

1.          Administrative Expense Claims.

Except to the extent that a Holder of an Allowed Administrative Claim agrees to less favorable treatment, or as otherwise provided for in the Plan, the Plan Debtors shall pay to each Holder of an Allowed Administrative Claim Cash in an amount equal to the amount of such Allowed Administrative Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, and (ii) the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is reasonably practicable; provided, however, that Allowed Ordinary Course Administrative Claims may be paid by the Plan Debtors in the ordinary course of business of the Reorganized Plan Debtors consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. The Debtors are not aware of any Administrative Expense Claims.

The Confirmation Order or separate bankruptcy court order will establish the Administrative Claims Bar Date for filing applications for the allowance of Administrative Claims (except for Fee Claims, claims pursuant to section 503(b)(9) of the Bankruptcy Code, Ordinary Course Administrative Claims, and any fees or charges assessed against the Estates under section 1930 of title 28 of the United States Code and any applicable interest thereon). A notice setting forth the Administrative Claim Bar Date shall be filed on the Bankruptcy Court’s docket. Any requests for payment of an Administrative Claim that are not properly filed and served by the Administrative Claim Bar Date shall be disallowed automatically without the need for any objection from the Plan Debtors or the Reorganized Plan Debtors or any action by the Bankruptcy Court. The Reorganized Plan Debtors shall have until 120 days after the Administrative Claims Bar Date (or such longer period as may be allowed by order of the Bankruptcy Court) to review and object to all applications for the allowance of Administrative Claims. Unless the Plan Debtors or the Reorganized Plan Debtors object to a properly served Administrative Claim, such Administrative Claim shall be deemed Allowed in the amount requested.

2.          Fee Claims.

Any entity seeking an award by the Bankruptcy Court of compensation or reimbursement of Fee Claims pursuant to sections 327, 328, 330, 331, 503 or 1103 of the Bankruptcy Code for services rendered prior to the Effective Date file and serve on the Reorganized Plan Debtors and their counsel, the United States Trustee, counsel to the Creditors’ Committee, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or any other order(s) of the Court, its final application for allowance of such compensation and/or reimbursement by no later than sixty (60) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court. Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Fee Claims against the Plan Debtors, the Reorganized Plan Debtors or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claims must be filed and served on the Reorganized Plan Debtors and their counsel and the requesting party no later than thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which an application for final allowance of such Fee Claims was filed and served. The Debtors currently estimate that Allowed Fee Claims will be in the approximate amount of $2.0M to $2.5M.

The Reorganized Plan Debtors may, without application to or approval by the Bankruptcy Court, retain professionals and pay reasonable professional fees and expenses in connection with services rendered to the Reorganized Plan Debtors after the Effective Date.

3.          United States Trustee Fees.

On the Effective Date or as soon as practicable thereafter, the Plan Debtors or the Reorganized Plan Debtors shall pay all United States Trustee Fees.

4.          Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a different treatment, or the Bankruptcy Court has previously ordered otherwise, each Holder of an Allowed Priority Tax Claim shall receive, in full and complete satisfaction, settlement, and release of, and in exchange for such Allowed Priority Tax Claim, at the sole option of the Reorganized Plan Debtors, (a) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Allowed Priority Tax Claim, or (b) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Petition Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim (with any interest to which the holder of such Priority Tax Claim may be entitled to be calculated in accordance with section 511 of the Bankruptcy Code). All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business. The Reorganized Plan Debtors shall retain the right to pay any Allowed Priority Tax Claim, or any remaining balance of such claim, in full at any time without premium or penalty.

Section 5.04       Provisions for Treatment of Classified Claims.

1.              Class 1 – Priority Non-Tax Claims.

A.                Treatment. The legal, equitable and contractual rights of the holders of Class 1 Claims are unaltered by the Plan. Except to the extent a Holder of a Priority Non-Tax Claim agrees to different treatment, each Holder of an Allowed Priority Non-Tax Claim will be paid, in full and complete satisfaction, settlement, and release of and in exchange for such Allowed Priority Non-Tax Claim, the Allowed Amount of such Allowed Priority Non-Tax Claim in full in Cash on later of the Effective Date and the first Distribution Date subsequent to the date such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim.

B.                 Voting. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept the Plan and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

2.              Class 2 – Noteholder Claims Against Novation.

A.                Allowance. On the Effective Date, the Noteholder Claims shall be deemed Allowed in the amount determined pursuant to the terms of the respective Indentures and consistent with the Bankruptcy Code and shall not be subject to defense, avoidance, recharacterization, disgorgement, subordination, setoff, recoupment, or other contest (whether legal or equitable), for all purposes of the Plan.

B.                 Treatment. On the Effective Date, the Noteholder Claims and each of the Indentures shall be reinstated pursuant to Bankruptcy Code section 1124. All principal, accrued and unpaid interest, the Trustee’s fees and expenses, including the Trustee’s legal fees and expenses, costs, charges or other such valid and allowable amounts due and payable on or before the Effective Date pursuant to the terms of the applicable Indenture that were not paid by Debtor Novation prior to or during the Chapter 11 Case shall be paid in full in cash in immediately available funds to the extent required by the Bankruptcy Code section 1124; provided however, that should the Debtors elect, or if the Bankruptcy Court determines that the Debtors have insufficient funds to reinstate the Noteholder Claims in the amount needed to reinstate the Noteholder Claims, then on the Effective Date, the holders of Noteholder Claims shall instead receive: (a) a lump sum payment in an amount equal to accrued post-petition interest on account of such Noteholder Claims at the federal judgment rate and (b) their pro rata share of the Amended Senior Notes payments. For the avoidance of doubt, the Amended Senior Notes shall only be issued in the event the Noteholder Claims are not reinstated as provided herein.

C.                 Cancellation of Indentures. If the Indentures are not reinstated pursuant to the Plan, on the Effective Date, the Indentures and the notes issued pursuant to the Indentures shall be cancelled and shall be of no further force or effect, except such Indentures shall remain in effect solely to allow the Trustee to make distributions in accordance with Section 5.6 of each of the Indentures.

D.                Voting. Solely to the extent the Noteholder Claims are not reinstated as of the Effective Date, the Noteholder Claims will be Impaired. As a result such Holders are entitled to provisionally vote to accept or reject the Plan and Holders shall receive provisional ballots on account of such Noteholder Claims. Should the Noteholder Claims be reinstated on the Effective Date, the Noteholder Claims will be Unimpaired and the provisional ballots shall not be counted.

3.              Class 3a – General Unsecured Claims Against Novation.

A.                Treatment. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, each Holder of an Allowed General Unsecured Claim against Novation shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed General Unsecured Claim payment in full over a one year period, with payments made quarterly, together with interest at the Federal Judgment Rate.

B.                 Voting. The General Unsecured Claims are Impaired Claims, and holders of such Claims are entitled to vote to accept or reject the Plan.

3b.          Class 3b – General Unsecured Claims Against NovaStar Mortgage.

A.                Treatment. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, each Holder of an Allowed General Unsecured Claim against NovaStar Mortgage shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed General Unsecured Claim payment in full over a one year period, with payments made quarterly, together with interest at the Federal Judgment Rate.

B.                 Voting. The General Unsecured Claims are Impaired Claims, and holders of such Claims are entitled to vote to accept or reject the Plan.

4.              Class 4a – RMBS Litigation Claims Against Novation.

A.                Treatment. Except to the extent that a Holder of an RMBS Litigation Claim agrees to different treatment, each Holder of an Allowed RMBS Litigation Claim against Novation shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Claim, (x) to the extent such claim is covered by an insurance policy, payment solely from and to the extent of the applicable coverage under such insurance policies and the Interim Funding Agreement or (y) in the event such claim is not covered by an insurance policy, payment shall be paid in full in cash once allowed by Final Order over a ten year period payable in equal quarterly installments, together with interest at the Federal Judgment Rate. If the New Jersey Carpenters Health Fund Settlement is approved on a final basis by a Final Order of the United States District Court for the Southern District of New York and consummated by its terms, the settlement compensation provided thereunder to the lead plaintiff and the certified class (other than any class members that timely exclude themselves from the New Jersey Carpenters Health Fund Settlement pursuant to the terms thereof) in the New Jersey Carpenters Health Fund Case will serve as full and final satisfaction of the Claims they have asserted in these Chapter 11 Cases in lieu of the treatment provided by this Plan.

B.                 Voting. The Class 4a RMBS Litigation Claims are Impaired Claims, and holders of such Claims are entitled to vote to accept or reject the Plan.

4b.          Class 4b – RMBS Litigation Claims Against NovaStar.

C.                 Treatment. Except to the extent that a Holder of an RMBS Litigation Claim agrees to different treatment, each Holder of an Allowed RMBS Litigation Claim against NovaStar shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Claim, (x) to the extent such claim is covered by an insurance policy, payment solely from and to the extent of the applicable coverage under such insurance policies and the Interim Funding Agreement or (y) in the event such claim is not covered by an insurance policy, payment shall be paid in full in cash once allowed by Final Order over a ten year period payable in equal quarterly installments, together with interest at the Federal Judgment Rate. If the New Jersey Carpenters Health Fund Settlement is approved on a final basis by a Final Order of the United States District Court for the Southern District of New York and consummated by its terms, the settlement compensation provided thereunder to the lead plaintiff and the certified class (other than any class members that timely exclude themselves from the New Jersey Carpenters Health Fund Settlement pursuant to the terms thereof) in the New Jersey Carpenters Health Fund Case will serve as full and final satisfaction of the Claims they have asserted in these Chapter 11 Cases in lieu of the treatment provided by this Plan.

D.                Voting. The Class 4b RMBS Litigation Claims are Impaired Claims, and holders of such Claims are entitled to vote to accept or reject the Plan.

5.              Class 5a – Interests in Novation.

A.                Treatment. The Holders of existing Interests in Novation shall retain their Interests.

B.                 Voting. The Holders of Interests are Unimpaired and as a result such Holders are not entitled to vote to accept or reject the Plan.

5b.           Class 5b – Interests in NovaStar.

A.                Treatment. The Holders of existing Interests in NovaStar shall retain their Interests.

B.                 Voting. The Holders of Interests are Unimpaired and as a result such Holders are not entitled to vote to accept or reject the Plan.

Section 5.05       Acceptance or Rejection of the Plan.

1.          Each Impaired Class Entitled to Vote Separately.

Each Impaired Class of Claims that is to receive a Distribution under the Plan will be entitled to vote separately to accept or reject the Plan. Except as provided herein, each Person that, as of the Voting Record Date, holds a Claim in an Impaired Class will receive a Ballot that will be used to cast its vote to accept or reject the Plan. In the event of a controversy as to whether any Class of Claims or Interests is Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

2.          Acceptance by a Class of Claims.

In accordance with section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims will be deemed to accept the Plan if the Plan is accepted by the Holders of Claims in such Class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan.

Section 5.06       “Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cram down.”

Should any Class reject the Plan, the Plan Debtors will seek confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Plan Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

Section 5.07       Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the Holders of such Claims or Interests in such Class.

Section 5.08       Confirmation of all Cases.

Except as otherwise specified herein, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Plan Debtors.

ARTICLE VI

MEANS OF PLAN IMPLEMENTATION

Section 6.01       Introduction.

As of December 31, 2016, Novation had cash and liquid securities in the approximate amount of $30.6 million, and NovaStar had approximately $743,000 in cash.  In January 2017, Novation received $1 million from the release of escrow from a prior sale transaction of the Debtors’ Corvisa business. The Plan Debtors estimate that as of January 31, 2017, Novation will have approximately $31.6 million in available cash and liquid securities and NovaStar Mortgage will have approximately $743,000 in cash.

Section 6.02       Corporate Action Non-Voting Securities.

On and after the Effective Date, the Reorganized Plan Debtors shall have full authority and are authorized to take such actions and execute such documents as may be necessary to effectuate the transactions provided for in the Plan. The Reorganized Plan Debtors’ post-Effective Date authority shall include the right to operate their business as a going concern to purchase and/or sell assets; to commence and prosecute actions and proceedings; to open, maintain and close bank accounts and/or other investments on behalf of the Estates; to make and File Objections to, or otherwise contest the amount, validity and/or priority of, all Claims; to calculate and make Distributions consistent with the Plan; to prosecute and resolve Objections regarding all Claims; to engage in arbitration or mediation; to engage or retain Professionals and to pay the fees and disbursements thereof; to file tax information and returns as required and, in connection therewith, to make such determinations of tax liability, challenge assessments, make tax elections, pay taxes and take other, related actions; to hold and dispose of any unclaimed Distributions; and to close the case and any related proceedings. Subsequent to the Effective Date, the Plan Debtors’ charter shall be amended to prohibit the issuance of non-voting securities and to otherwise comply with the terms and conditions of section 1123(a)(6) of the Bankruptcy Code.

On and after the Effective Date, the members of the Board of Directors of the Reorganized Plan Debtors are authorized to, and may direct an officer to, issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such action as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of, and on behalf of the Reorganized Plan Debtors, without the need for any approvals, authorizations, or consents except for those required pursuant to the Plan.

The adoption of the Amended Certificate and Bylaws (if so amended), if so amended, the selection of directors and officers of Reorganized Plan Debtors, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan) by the Confirmation Order. All matters provided for in the Plan involving the corporate structure of the Plan Debtors or the Reorganized Plan Debtors, and any corporate action required by the Plan Debtors of the Reorganized Plan Debtors in connection with the Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirements or further action by the security holders, directors, or managers of the Plan Debtors or Reorganized Plan Debtors. On the Effective Date, as applicable, the appropriate officers of the Plan Debtors and /or Reorganized Plan Debtors and members of the boards of directors or managers of the Plan Debtors and/or Reorganized Plan Debtors are authorized and directed to issue, execute and deliver, and cause the Reorganized Plan Debtors to perform, the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Plan Debtors and/or Reorganized Plan Debtors.

Section 6.03       Effective Date Transactions.

1.        Entry Into HCS Transaction.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Plan Debtors shall be authorized to consummate and close the transactions contemplated by that certain Stock Purchase Agreement by and between Novation Companies, Inc., Novation Holdings, Inc., and Seller. A copy of the Stock Purchase Agreement related to the HCS Transaction is annexed hereto as Exhibit D.

2.        Effective Date Funding.

On the Effective Date, the Plan Debtors shall use cash on hand to fund all payments required under the Plan and to close the HCS Transaction. As of January 31, 2017, Novation had approximately $31.6 million in available cash and liquid securities and NovaStar Mortgage had approximately $743,000 in cash.

The Reorganized Plan Debtors may execute all documents and enter into all agreements as may be necessary and appropriate in connection with the HCS Transaction.

Section 6.04       [Intentionally Deleted]

Section 6.05       Corporate Governance.

On the Effective Date, the Boards of Directors of the Reorganized Plan Debtors shall consist of those individuals set forth in the Plan Supplement.

Section 6.06       Obligations Incurred After the Effective Date.

Payment obligations incurred after the Effective Date, including, without limitation, the professional fees of the Plan Debtors, will not be subject to application or proof of claim and may be paid by the Reorganized Plan Debtors in the ordinary course of business and without further Bankruptcy Court approval.

Section 6.07       Post-Confirmation Operating Reports and United States Trustee Fees.

The Reorganized Plan Debtors shall be responsible for the preparation and filing of operating reports until entry of a final decree in this case. Quarterly fees payable to the United States Trustee pursuant to 28 U.S.C. § 1930 and any applicable interest thereon shall be paid by the Reorganized Plan Debtors until the entry of an order converting, dismissing or granting a final decree in these cases.

ARTICLE VII

PRESERVATION AND PROSECUTION OF CAUSES OF ACTION HELD BY THE DEBTORS

Section 7.01       Preservation and Prosecution of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, all claims and causes of action of the Reorganized Plan Debtors are retained and preserved. The Reorganized Plan Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action. The Reorganized Plan Debtors’ right to commence, prosecute, settle, or abandon their Causes of Action shall be preserved, notwithstanding the occurrence of the Effective Date. No entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Plan Debtors or Reorganized Plan Debtors, as applicable, will not pursue any and all available Causes of Action against them. Unless any Causes of Action against an entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Plan Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation Order. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action against any entity shall vest in the Reorganized Plan Debtors.

ARTICLE VIII

PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS

Section 8.01       Objections to Claims.

The Reorganized Plan Debtors shall have the right to object to the allowance of any Claims or Interests with respect to which they dispute liability, priority, and/or amount. Any Objections to Claims that have been filed on or before the Confirmation Date, shall be served and filed as soon as practicable, but, in each instance, no later than: (a) 180 days after the Effective Date; or (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) hereof. The Filing of a motion to extend such objection deadline shall automatically extend such deadline until a Final Order is entered on such motion. In the event that such a motion to extend the objection deadline is denied by the Bankruptcy Court, or approved by the Bankruptcy Court and reversed on appeal, such objection deadline shall be the later of the current deadline (as previously extended, as applicable) or 30 days after entry of a Final Order denying the motion to extend the objection deadline.

Section 8.02       No Payment or Distribution Pending Allowance.

Notwithstanding any other provision in the Plan, if any portion of a Claim is a Disputed Claim, no payment or Distribution of Property provided for hereunder shall be made on account of such Claim unless and until the Disputed Claim becomes an Allowed Claim. To the extent a Disputed Claim is Disallowed in whole or in part, the Holder of such Claim will not receive any Distribution on account of the portion of such Claim (including the whole, if applicable) that is Disallowed.

Section 8.03       Disputed Distributions.

If any dispute arises as to the identity of a Holder of an Allowed Claim who is to receive any Distribution, in lieu of making a distribution to such Person, the Disbursing Agent may reserve or deposit the Distribution at issue (or the disputed portion thereof into a segregated account for Disputed Distributions until the disposition thereof is determined by a Final Order or by written agreement among the interested parties to such dispute.

Section 8.04       Estimation.

The Reorganized Plan Debtors shall have the right, but not the obligation, at any time to seek an order of the Bankruptcy Court, after notice and a hearing (which hearing may be held on an expedited basis), estimating for final Distribution purposes any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Plan Debtors, the Reorganized Plan Debtors previously objected to such Claim. If the Bankruptcy Court estimates any contingent, Disputed or unliquidated Claim, the estimated amount shall constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court, including for purposes of the Disputed Claims Reserve; provided, however, that if the estimate constitutes the maximum limitation on such Claim, the Plan Debtors or the Reorganized Plan Debtors as the case may be, may elect to pursue supplemental proceedings to object to any ultimate allowance of such Claim. On or after the Confirmation Date, Claims that have been estimated may be compromised, settled, withdrawn, or otherwise resolved subsequently, without further order of the Bankruptcy Court.

Section 8.05       Reserve Account for Disputed Claims.

On or after the Effective Date, the Disbursing Agent shall hold in their respective Disputed Claims Reserves, Cash or other consideration in an aggregate amount sufficient to compensate each Holder of a Disputed Claim, which the Disbursing Agent is ultimately responsible for disbursing, with (i) the amount that such Holder would have been entitled to receive under the Plan if such Claim had been an Allowed Claim on the Effective Date, (ii) to the extent the value of a Disputed Claim has been estimated in accordance with Section 7.04 of the Plan, the estimated value of such Disputed Claim, or (iii) such other amount as may be agreed upon by the Holder of such Disputed Claim and the Reorganized Plan Debtors. The Disbursing Agent may pool funds in the Disputed Claims Reserves with other funds; provided, however, the Disbursing Agent shall treat all such funds as segregated accounts in their respective books and records.

Section 8.06       Release of Funds from Claims Reserves.

At such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Disbursing Agent, shall distribute to the Holder thereof the distribution, if any, to which such Holder is then entitled under the Plan. To the extent a Disputed Claim is Disallowed or Allowed in a lesser amount than has been reserved for such Disputed Claim, the Cash reserved for such Disputed Claim or the difference between the amount reserved for such Disputed Claim and the lesser amount at which such Disputed Claim is ultimately Allowed, as applicable, be returned from the Disputed Claims Reserve to the Reorganized Plan Debtors.

ARTICLE IX

DISTRIBUTIONS UNDER THE PLAN

Section 9.01       Limitation to Full Recovery.

Notwithstanding anything herein to the contrary, no Holder of any Claim will be entitled to a Distribution in excess of 100% of the Allowed amount of its Claims.

Section 9.02       Timing of Distributions.

Distributions under the Plan shall be made (i) as set forth in the Plan or as soon as reasonably practicable thereafter; or (ii) as agreed between the Plan Debtors or the Reorganized Plan Debtors, as applicable, and the particular Creditor, or as soon as reasonably practicable thereafter. If a Claim is not an Allowed Claim as of the Effective Date, Distributions will be made only if and when the Claim is Allowed and, to the extent a Disputed Claim is the subject of estimation in accordance with Section 7.04 of the Plan, in an amount no greater than the amount reserved in the Disputed Claims Reserve.

Section 9.03       Saturdays, Sundays, or Legal Holidays.

If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

Section 9.04       Distribution Record Date.

Except as otherwise provided in a Final Order that is not subject to any stay, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 and Filed with the Bankruptcy Court on or prior to the Distribution Record Date will be treated as the Holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer may not have expired by the Distribution Record Date. As of the close of business on the Distribution Record Date, any transfer ledgers, transfer books, registers and any other records will be closed and, for purposes of the Plan, there shall be no further changes in the record Holders of such Claims. The Plan Debtors shall have no obligation to recognize the transfer of any Claim occurring after the Distribution Record Date, and will be entitled for all purposes to recognize and deal only with those Holders of Claims and Interests as of the close of business on the Distribution Record Date, as reflected on the ledgers, books, registers or records of the Plan Debtors and the Bankruptcy Court.

Section 9.05       Delivery of Distributions.

Subject to the treatment of Disputed Distributions as set forth in Section 7.03 of the Plan, Distributions shall be made to Holders of Allowed Claims at the addresses set forth on the Plan Debtors’ books and records or the Proofs of Claim, if any, Filed by such Creditors or at the last known addresses of such Creditors or, in the case of transferred Claims, on the notice of transfer Filed with the Bankruptcy Court pursuant to Bankruptcy Rule 3001, each as of the Distribution Record Date. If any such Creditor’s Distribution is returned as undeliverable, no further Distribution shall be made to such Creditor unless and until the Plan Debtors are notified of such Creditor’s then-current address, at which time any missed Distribution shall be made to such Creditor to the extent of available Cash; provided that in no event are the Plan Debtors required to make Distributions to a Creditor whose Distribution is returned as undeliverable and becomes Unclaimed Property. Notwithstanding anything to the contrary in the foregoing, Distributions on account of the Noteholder Claims shall be made to the Trustee for distribution in accordance with the terms of the applicable Indenture.

Section 9.06       Method of Cash Distributions.

The Disbursing Agent shall make all Distributions contemplated by the Plan. Any Cash payment to be made pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank, at the option of the Disbursing Agent. If a Creditor holds more than one Claim in any one Class, all Allowed Claims of the Creditor in that Class may, at the Plan Debtors’ option, be aggregated and one Distribution may be made with respect thereto.

Section 9.07       Unclaimed Property.

All Property distributed on account of Claims must be claimed within the later of ninety (90) days after (i) the Distribution Date and (ii) the date such Distribution is made to such Holder provided, however, in the case of a Distribution made in the form of a check, must be negotiated or a request for reissuance made directly to the Plan Debtors by the Creditor that was originally issued such check and shall be made within ninety (90) days after the date the Distribution is made to the applicable Creditor. Nothing contained in the Plan shall require the Plan Debtors to attempt to locate any Holder of an Allowed Claim, other than as provided herein. Pursuant to Bankruptcy Code sections 347(b) and 1143, all Claims in respect of Unclaimed Property shall be deemed Disallowed and the Holder of any Claim Disallowed is forever barred, expunged, estopped and enjoined from asserting such Claim in any manner against the Plan Debtors or the Estates.

Section 9.08       Compliance with Tax Requirements.

In connection with each Distribution with respect to which the filing of an information return (such as an IRS Form 1099 or 1042) or withholding is required, the Plan Debtors shall file such information return with the IRS and provide any required statements in connection therewith to the recipients of such Distribution or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Plan Debtors within thirty (30) days from the date of any such request, the Plan Debtors may, at their option, withhold the amount required and distribute the balance to such Person or decline to make such Distribution until the information is received.

Section 9.09       Setoffs.

Except as otherwise provided in the Plan, the Confirmation Order, or in an agreement approved by a Final Order of the Bankruptcy Court, the Plan Debtors or the Reorganized Plan Debtors, as applicable, may, pursuant to applicable law (including section 553 of the Bankruptcy Code), setoff against any Distribution amounts related to any Claim before any Distribution is made on account of such Claim, any and all of the Claims, rights and causes of action of any nature that the Plan Debtors, the Estates or the Reorganized Plan Debtors may hold against the Holder of such Claim, provided, however, that neither the failure to effect such a setoff, the allowance of any Claim hereunder, any other act or omission of the Plan Debtors or the Disbursing Agent, nor any provision of the Plan (other than Article X of the Plan) will constitute a waiver or release by the Plan Debtors or the Reorganized Plan Debtors of any such claims, rights or causes of action that the Plan Debtors or the Reorganized Plan Debtors may possess against such Holder.

Section 9.10       Documentation Necessary to Release Lien.

Each Creditor who is a Holder of a Lien satisfied, discharged and released under the Plan and who is to receive a Distribution under the Plan shall not receive such Distribution until such Creditor executes and delivers any documents necessary to release all Liens arising under any applicable security agreement or non-bankruptcy law (in recordable form, if appropriate) in connection with such Claim and such other documents as the Plan Debtors may reasonably request to document satisfaction of the Lien.

Section 9.11       Distributions Under Fifty Dollars.

No Distribution of Cash in an amount less than fifty dollars ($50.00) will be made by the Disbursing Agent to any Holder of an allowed Claim unless a request is made in writing to the Disbursing Agent. If no such request is made, all such Distributions will be treated as Unclaimed Property.

ARTICLE X

EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
INDEMNIFICATION OBLIGATIONS

Section 10.01   General Treatment.

Unless otherwise provided in the Plan, prior to the Effective Date, the Plan Debtors will have rejected or filed a motion to assume or reject tall executory contracts or unexpired leases of the Plan Debtors not previously (a) assumed, (b) rejected, or (c) terminated or expired by their terms. Any executory contracts that were not expressly assumed, terminated or expired by their terms or rejected shall be deemed rejected upon entry of the Confirmation Order.

Section 10.02	Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan.

Claims arising out of the rejection of an Executory Contract or unexpired lease pursuant to Section 9.01 of the Plan must be filed with the Bankruptcy Court and served upon the Plan Debtors (or, on and after the Effective Date, Reorganized Plan Debtors) no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such Executory Contract or unexpired lease, and (ii) notice of entry of the Confirmation Order. All such Claims not filed within such time will be forever barred from assertion against the Plan Debtors and their estates or the Reorganized Plan Debtors and their Property.

Section 10.03   Treatment of Rejection Claims.

Any Allowed Claim arising out of the rejection of an Executory Contract or unexpired lease pursuant to the Plan (as opposed to a separate order of the Bankruptcy Court) shall, pursuant to section 502(g) of the Bankruptcy Code, be a General Unsecured Claim.

Section 10.04   Reinstatement and Continuation of Insurance Policies.

Unless otherwise assumed during the pendency of the Chapter 11 Cases, from and after the Effective Date each of the Plan Debtors’ insurance policies in existence on and as of the Confirmation Date shall be reinstated and continued in accordance with its terms and, to the extent applicable, shall be deemed assumed by the Reorganized Plan Debtors pursuant to section 365 of the Bankruptcy Code. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Plan Debtors may hold against any entity, including, without limitation, the insurer under any of the Plan Debtors’ insurance policies.

The Plan Debtors’ discharge and release from all Claims and Interests, as provided herein, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Plan Debtors (including, without limitation, their officers and directors), the Reorganized Plan Debtors (including, without limitation, their officers and directors) or any other person or entity.

ARTICLE XI

EFFECT OF CONFIRMATION

Section 11.01   Binding Effect.

The Plan shall be binding and inure to the benefit of the Plan Debtors, all Holders of Claims and Interests, and their respective successors and assigns.

Section 11.02   Continued Corporate Existence.

Except as otherwise provided in the Plan, each Plan Debtor shall continue to exist after the Effective Date as a separate corporate (or limited liability company, as applicable) entity, with all the powers of a corporation (or limited liability company, as applicable), pursuant to the jurisdiction in which each applicable Plan Debtor is incorporated or formed and pursuant to the respective certificate of incorporation or bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such Amended Certificate and Bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

Section 11.03   Vesting of Property.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in the Plan, the Property of each Estate shall vest in the applicable Reorganized Plan Debtor as the case may be, free and clear of all Claims, Liens, encumbrances, charges, and other Interests, except as provided herein or in the Confirmation Order. From and after the Effective Date, the Reorganized Plan Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein.

Section 11.04   Discharge of Claims Against and Interests in the Plan Debtors.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise provided herein or in the Confirmation Order, each Person that is a Holder (as well as any trustees and agents on behalf of such Person) of a Claim or Interest and any affiliate of such Holder shall be deemed to have forever waived, released, and discharged the Plan Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided herein, upon the Effective Date, all such Holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Plan Debtor.

Section 11.05   Injunction.

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, THE CONFIRMATION ORDER, OR SUCH OTHER ORDER OF THE BANKRUPTCY COURT THAT MAY BE APPLICABLE, AS OF THE EFFECTIVE DATE, ALL PERSONS WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS AGAINST OR INTERESTS IN THE PLAN DEBTORS OR THEIR ESTATES THAT ARE DISCHARGED PURSUANT TO THE PLAN, INCLUDING THOSE ARISING PURSUANT TO THE PURCHASE AGREEMENT AND THE HCS TRANSACTION, ARE, WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS, PERMANENTLY ENJOINED FROM AND AFTER THE EFFECTIVE DATE FROM: (I) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING IN A JUDICIAL, ARBITRAL, ADMINISTRATIVE OR OTHER FORUM) ON ANY SUCH CLAIM OR INTEREST AGAINST OR AFFECTING THE PLAN DEBTORS, THE REORGANIZED PLAN DEBTORS, THE ESTATES OR ANY OF THEIR PROPERTY, OR DIRECT OR INDIRECT SUCCESSOR IN INTEREST TO ANY OF THE FOREGOING PERSONS OR ANY PROPERTY OF ANY SUCH SUCCESSOR; (II) ENFORCING, LEVYING, ATTACHING (INCLUDING, WITHOUT LIMITATION, ANY PRE-JUDGMENT ATTACHMENT), COLLECTING OR OTHERWISE RECOVERING BY ANY MANNER OR MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST THE PLAN DEBTORS, THE REORGANIZED PLAN DEBTORS, THE ESTATES OR ANY OF THE PLAN DEBTORS’ PROPERTY, OR DIRECT OR INDIRECT SUCCESSOR IN INTEREST TO ANY OF THE FOREGOING PERSONS, OR ANY PROPERTY OF ANY SUCH SUCCESSOR; (III) CREATING, PERFECTING OR OTHERWISE ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY ENCUMBRANCE OF ANY KIND AGAINST THE PLAN DEBTORS, THE REORGANIZED PLAN DEBTORS, THE ESTATES, OR ANY OF THEIR PROPERTY, OR SUCCESSOR IN INTEREST TO, ANY OF THE FOREGOING PERSONS; (IV) ACTING OR PROCEEDING IN ANY MANNER, IN ANY PLACE WHATSOEVER, THAT VIOLATES THE PROVISIONS OF THE PLAN; AND (V) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY ACTION THAT VIOLATES THE PLAN; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN SHALL PRECLUDE SUCH PERSONS FROM EXERCISING THEIR RIGHTS, OR OBTAINING BENEFITS, PURSUANT TO AND CONSISTENT WITH THE TERMS OF THE PLAN, NOR SHALLTHIS INJUNCTION EXTEND TO CLAIMS HELD BY SELLER ARSING FROM THE PURCHASE AGREEMENT AND THE HCS TRANSACTION.

Section 11.06   Releases.

(a) RELEASES BY THE PLAN DEBTORS. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, AS OF THE EFFECTIVE DATE, EACH PLAN DEBTOR, IN ITS INDIVIDUAL CAPACITY AND AS A DEBTOR IN POSSESSION, SHALL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE PLAN DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER) WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE PLAN DEBTORS, THE PARTIES RELEASED PURSUANT TO THIS SECTION, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE PLAN DEBTORS OR THEIR ESTATES, WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY OR IN ANY REPRESENTATIVE OR ANY OTHER CAPACITY, AGAINST ANY DEBTOR RELEASED PARTIES. IN NO EVENT SHALL ANYTHING IN THIS SECTION BE CONSTRUED AS A RELEASE OF ANY PERSON’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR MATTERS WITH RESPECT TO THE PLAN DEBTORS, AND THEIR RESPECTIVE SUBSIDIARIES AND/OR AFFILIATES.

(i) The Plan Debtors release ButleR from any claims AS OF THE EFFECTIVE DATE, except claims arising under the Purchase Agreement, all of which are preserved.

(b)       RELEASES BY HOLDERS OF CLAIMS AND INTERESTS.

ALL CREDITORS MAY ELECT TO “OPT OUT” OF THE THIRD PARTY RELEASE, BY CHECKING THE “OPT OUT” BOX IN THE BALLOTS RECEIVED. NOTWITHSTANDING ANYTHING ELSE IN THE PLAN AND NOTWITHSTANDING THE RECEIPT OF ANY DISTRIBUTION UNDER THE PLAN (I) IF A CREDITOR CHECKS THE OPT OUT BOX ON ITS BALLOT, THE THIRD PARTY RELEASE SHALL NOT APPLY TO OR OTHERWISE BE BINDING UPON SUCH CREDITOR; AND (II) IF A CREDITOR REJECTS THE PLAN ON ITS BALLOT, THE THIRD PARTY RELEASE SHALL NOT APPLY TO OR OTHERWISE BE BINDING UPON SUCH CREDITOR. NOTWITHSTANDING ANYTHING ELSE IN THE PLAN AND NOTWITHSTANDING THE RECEIPT OF ANY DISTRIBUTION UNDER THE PLAN, THE THIRD PARTY RELEASE SHALL NOT APPLY TO OR OTHERWISE BE BINDING UPON THE HOLDERS OF THE CLASS 2 CLAIMS.

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ON THE EFFECTIVE DATE, TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM THAT DOES NOT VOTE TO REJECT THE PLAN AND ANY PERSON WHO RECEIVES A DISTRIBUTION UNDER THE PLAN, IN CONSIDERATION FOR THE OBLIGATIONS OF THE PLAN DEBTORS AND THE OTHER RELEASED PARTIES UNDER THE PLAN, THE PLAN DISTRIBUTIONS, AND OTHER RELEASES, AGREEMENTS OR DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THE PLAN, WILL BE DEEMED TO CONSENSUALLY FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES (OTHER THAN THE RIGHT TO ENFORCE THE OBLIGATIONS OF ANY PARTY UNDER THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS AND DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THE PLAN, EXCEPT OBLIGATIONS TO BUTLER UNDER THE PURCHASE AGREEMENT), INCLUDING, WITHOUT LIMITATION, ANY CLAIMS FOR ANY SUCH LOSS SUCH HOLDER MAY SUFFER, HAVE SUFFERED OR BE ALLEGED TO SUFFER AS A RESULT OF THE PLAN DEBTORS COMMENCING THE CHAPTER 11 CASES OR AS A RESULT OF THE PLAN BEING CONSUMMATED, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE PLAN DEBTORS, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT AGAINST ANY RELEASED PARTY (WHICH INCLUDES THE DEBTOR-RELEASED PARTIES, THE “THIRD PARTY RELEASE”).

NOTWITHSTANDING THE FOREGOING, THE THIRD PARTY RELEASE SHALL NOT RELEASE CLAIMS FOR FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL ORDER OF THE BANKRUPTCY COURT OR OTHER COURT OF COMPETENT JURISDICTION.

(i)                 In addition, Butler shall have no liability and shall be released from all claims asserted by Holders of Claims or Interests provided that the Plan Debtors and Reorganized Plan Debtors shall retain all rights and claims under the Purchase Agreement; PROVIDED, HOWEVER, THAT THE FOREGOING STATEMENT OF NO LIABILITY AND RELEASE OF BUTLER SHALL NOT APPLY TO ANY HOLDERS OF CLAIMS TO WHOM THE THIRD PARTY RELEASES DO NOT APPLY.

Notwithstanding anything to the contrary in this Plan, the Confirmation Order, or any other Plan Document, nothing in the Plan, the Confirmation Order, or any other Plan Document (including but not limited to the releases contained in Section 10.06 of the Plan and the injunction contained in Section 10.08 of the Plan and any corresponding provisions in the Confirmation Order) shall:

(a)        release, enjoin, waive, impact, or otherwise affect in any way the prosecution of the claims and Causes of Action that have been or could be asserted against any non-Debtor defendant named or to be named in the New Jersey Carpenters Health Fund Case, or

(b)       hinder, delay, prevent, prejudice, or otherwise impact the approval and consummation of the New Jersey Carpenters Health Fund Settlement, or any other settlement of the New Jersey Carpenters Health Fund Case with any defendant or defendants named or to be named therein, in any way.

Section 11.07   Exculpation and Limitation of Liability.

NONE OF THE PLAN DEBTORS, THE REORGANIZED PLAN DEBTORS, THE DISBURSING AGENT, THE CREDITORS’ COMMITTEE, BUTLER AND ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS, ATTORNEYS, CONSULTANTS, ADVISORS, AND AGENTS (BUT SOLELY IN THEIR CAPACITIES AS SUCH) SHALL HAVE OR INCUR ANY LIABILITY TO ANY HOLDER OF ANY CLAIM OR INTEREST FOR ANY ACT OR OMISSION UP TO AND INCLUDING THE EFFECTIVE DATE IN CONNECTION WITH, RELATED TO, OR ARISING OUT OF THE PLAN DEBTORS’ RESTRUCTURING AND THE CHAPTER 11 CASES, INCLUDING WITHOUT LIMITATION THE NEGOTIATION AND EXECUTION OF THE PLAN, THE CHAPTER 11 CASES, THE DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES FOR AND THE PURSUIT OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, INCLUDING, WITHOUT LIMITATION, ALL DOCUMENTS ANCILLARY THERETO, ALL DECISIONS, ACTIONS, INACTIONS AND ALLEGED NEGLIGENCE OR MISCONDUCT RELATING THERETO AND ALL PREPETITION ACTIVITIES LEADING TO THE PROMULGATION AND CONFIRMATION OF THE PLAN EXCEPT FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

Section 11.08   Injunction Related to Releases and Exculpation.

EXCEPT AS PROVIDED IN THE PLAN, THE CONFIRMATION ORDER SHALL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY PERSON OR ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED PURSUANT TO THE PLAN, INCLUDING BUT NOT LIMITED TO THE CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED IN THE PLAN AGAINST THE DEBTOR RELEASED PARTIES.

NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, NO PROVISION OF THE PLAN, DISCLOSURE STATEMENT, OR THE CONFIRMATION ORDER SHALL (I) DISCHARGE OR RELEASE THE DEBTORS, THE REORGANIZED DEBTOR OR ANY PERSON OR ENTITY FROM ANY RIGHT, CLAIM, CAUSE OF ACTION, OR POWER OR INTEREST HELD OR ASSERTABLE BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR (II) ENJOIN, IMPAIR OR DELAY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION FROM COMMENCING OR CONTINUING ANY CLAIMS, CAUSES OF ACTION, PROCEEDINGS OR INVESTIGATIONS AGAINST THE DEBTORS, THE REORGANIZED DEBTOR OR ANY OTHER PERSON OR ENTITY IN ANY NON-BANKRUPTCY FORUM.

Section 11.09   Retention of Causes of Action/Reservation of Rights.

Administrative Expense Claims incurred by the Reorganized Plan Debtors after the Confirmation Date, including (without limitation) Claims for Professionals’ fees and expenses incurred after such date, may be paid by the Reorganized Plan Debtors in the ordinary course of business and without the need for approval of the Bankruptcy Court.

Section 11.10   Term of Injunctions or Stays.

(a)       Except as explicitly provided in the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver, release, or relinquishment of any rights, claims or causes of action, rights of setoff, or other legal or equitable defenses (including, for avoidance of doubt, any cause of action to avoid a transfer under sections 303(c), 544, 547, 548, or 553(b) of the Bankruptcy Code, of any similar state law) that the Plan Debtors or the Reorganized Plan Debtors, or which the Reorganized Plan Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (i) any and all Claims against any Person or entity, to the extent such Person or entity asserts a cross-claim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Plan Debtors or the Reorganized Plan Debtors, (ii) the turnover of any property of the Plan Debtors’ Estates, and (iii) Causes of Action against current of former directors, officers, professionals, agents, financial advisors, underwriters, lenders or auditors relating to act or omissions occurring prior to the Petition Date, subject to the limitations set forth in the Plan.

(b)        Except as explicitly provided in the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver, release or relinquishment of any rights, claims or causes of action, rights of setoff, or other legal or equitable defenses (including, for avoidance of doubt, any cause of action to avoid a transfer under sections 303(c), 544, 547, 548, or 553(b) of the Bankruptcy Code, of any similar state law) that the Plan Debtors had immediately prior to the Petition Date against or with respect to any Claim left Unimpaired. The Reorganized Plan Debtors as the case may be, shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff and other legal or equitable defenses which they had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced.

ARTICLE XII

RETENTION OF JURISDICTION

Section 12.01   Exclusive Jurisdiction of Bankruptcy Court.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Cases, the Plan and the Confirmation Order to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

(i) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim (whether Filed before or after the Effective Date and whether or not contingent, Disputed or unliquidated), including the compromise, settlement and resolution of any request for payment of any Claim, the resolution of any Objections to the allowance or priority of any Claim and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan and to hear and determine any other issue presented hereby or arising hereunder, including during the pendency of any appeal relating to any Objection to such Claim;

(ii) Grant or deny any applications for allowance of compensation or reimbursement of expenses for Professionals authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

(iii) Hear and determine motions, applications, adversary proceedings, contested matters and other litigated matters pending on, Filed on or commenced after the Effective Date, including proceedings with respect to the rights of the Estate to recover Property under sections 542 or 543 of the Bankruptcy Code;

(iv) Determine and resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or unexpired lease to which the Plan Debtors are a party or with respect to which the Plan Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

(v) Ensure that all payments due under the Plan and performance of the provisions of the Plan are accomplished as provided herein and resolve any issues relating to Distributions to Holders of Allowed Claims pursuant to the provisions of the Plan;

(vi) Following the Effective Date and consistent with section 1142 of the Bankruptcy Code, construe, take any action and issue such orders as may be necessary for the enforcement, implementation, execution and consummation of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan and the Confirmation Order, for the maintenance of the integrity of the Plan and protection of the Estates following consummation in accordance with sections 524 and 1141 of the Bankruptcy Code;

(vii) Determine and resolve any case, controversy, suit or dispute that may arise in connection with the consummation, interpretation, implementation or enforcement of the Plan or the Confirmation Order, including the indemnification, release and injunction provisions set forth in the Plan, or any Person’s rights arising under or obligations incurred in connection therewith;

(viii) Modify the Plan after the Effective Date pursuant to section 1127 of the Bankruptcy Code and the Plan or modify the Plan Summary, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Summary or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Plan Summary, the Confirmation Order;

(ix) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(x) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(xi) Determine any other matters that may arise in connection with or relating to the Plan, the Plan Summary, the Confirmation Order and the Bankruptcy Code;

(xii) Determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(xiii) Continue to enforce the automatic stay through the Effective Date;

(xiv) Hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, and issues presented or arising under the Plan, including but not limited to disputes among Holders or with the Reorganized Plan Debtors and arising under agreements, documents or instruments executed in connection with or governed by the Plan;

(xv) Hear and determine any other matter relating to the Plan, its interpretation or enforcement; and

(xvi) Enter a final decree and close the Chapter 11 Cases.

Notwithstanding the foregoing, the Bankruptcy Court shall not accept jurisdiction over any dispute or claim arising from the Purchase Agreement; any such dispute or claim shall be governed in accordance with the terms of the Purchase Agreement.

ARTICLE XIII

CONFIRMATION AND EFFECTIVENESS OF THE PLAN

Section 13.01   Conditions Precedent to Confirmation.

The following conditions precedent to the occurrence or the confirmation must be satisfied unless any such condition shall have been waived by the Plan Debtors:

(a) the Disclosure Statement having been approved by the Bankruptcy Court as having adequate information in accordance with section 1125 of the Bankruptcy Code; and

(b) entry of the Confirmation Order in form and substance reasonably satisfactory to the Plan Debtors.

Section 13.02   Conditions Precedent to the Effective Date.

The following conditions precedent to the occurrence or the confirmation must be satisfied unless any such condition shall have been waived by the Plan Debtors:

(a)               the Confirmation Order, in form and substance satisfactory to the Plan Debtors, having become a Final Order;

(b)               the Plan and related documents, in form and substance satisfactory to the Plan Debtors, being executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Plan Debtors that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith;

(c)               the Plan Debtors and Seller having executed all documents and entered into all agreements as may be necessary and appropriate in connection with the HCS Transaction;

(d)               the Cash or the consummation of the transaction contemplated hereby shall be sufficient to fund the Distributions under the Plan.

(e)               the Board of Directors of the Reorganized Plan Debtors shall have been selected and shall have agreed to serve.

(f)                all other actions and documents necessary to implement the Plan shall have been effected or executed and shall be reasonably acceptable to the Plan Debtors.

Section 13.03   Notice of Occurrence of the Effective Date.

The Plan Debtors of the Reorganized Plan Debtors shall file a Notice of the Occurrence of the Effective Date within five (5) Business Days after the Effective Date. Failure to file such Notice shall not prevent the effectiveness of the Plan, Plan Supplement or any related documents.

Section 13.04   Dissolution of Creditors’ Committee.

Upon the Effective Date, the Creditors Committee will be dissolved and the current and former members of the Creditors’ Committee and any other creditor, equity or other committee appointed pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Cases, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases.

Section 13.05   Waiver of Conditions Precedent and Bankruptcy Rule 3020(e) Automatic Stay.

The Plan Debtors shall have the right to waive one or more of the conditions precedent set forth above at any time without leave of or notice to the Bankruptcy Court and without formal action other than proceeding with confirmation of the Plan.

If any condition precedent to the Effective Date is waived pursuant to this Section and the Effective Date occurs, the waiver of such condition shall benefit from the “mootness doctrine,” and the act of consummation of the Plan shall foreclose any ability to challenge the Plan in any court.

Section 13.06   Statutory Confirmation Requirements.

Set forth below is a summary of the relevant statutory confirmation requirements.

1.        Best Interests Test.

Each Holder of a Claim or Interest in an Impaired Class must either (i) accept the Plan or (ii) receive or retain under the Plan Cash or property of a value, as of the Effective Date of the Plan, that is not less than the value such Holder would receive or retain if the Plan Debtors were liquidated under chapter 7 of the Bankruptcy Code. The Bankruptcy Court will determine whether the Cash and property issued under the Plan to each Holder of a Claim or Interest equals or exceeds the value that would be allocated to such Holders in a liquidation under chapter 7 of the Bankruptcy Code (the “Best Interests Test”). The Plan Debtors’ Liquidation Analysis is attached as Exhibit C hereto. The Plan Debtors believe the Holders of Claims against and Interests in the Plan Debtors will have an equal or greater recovery as a result of an orderly chapter 11 reorganization as discussed herein and under the Plan than could be realized in a chapter 7 liquidation for the following reasons:

To determine the value that a Holder of a Claim or Interest in an Impaired Class would receive if the Plan Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the aggregate dollar amount that would be generated from the liquidation of the Plan Debtors’ Property if the Plan Debtors’ Chapter 11 Cases had been converted to chapter 7 liquidation cases and the Plan Debtors’ Property were liquidated by a chapter 7 trustee (the “Liquidation Value”). The Liquidation value would consist of the net proceeds from the disposition of the Plan Debtors’ Property, augmented by Cash held by the Plan Debtors and reduced by certain increased costs and Claims that arise in a chapter 7 liquidation case that do not arise in a chapter 11 reorganization case.

As explained below, the Liquidation value available for satisfaction of Claims and Interests in the Plan Debtors would be reduced by: (a) the costs, fees and expenses of the liquidation under chapter 7, which would include disposition expenses and the compensation of a trustee and his or her counsel and other professionals retained, (b) the fees of the chapter 7 trustee, and (c) certain other costs arising from conversion of the Chapter 11 Cases to chapter 7.

The Plan Debtors believe that Holders of Allowed General Unsecured Claims have benefited and will continue to clearly benefit from the reorganization of the Plan Debtors under the terms of the Plan. If the Plan Debtors’ Property were liquidated by a chapter 7 trustee, the Plan Debtors projects that the maximum recovery for Holders of Allowed General Unsecured Claims would be zero. Under the Plan, the Plan Debtors projects a recovery of approximately fifteen percent.

Moreover, under the Plan the Plan Debtors will avoid the increased costs and expenses of a chapter 7 liquidation, including the fees payable to a chapter 7 trustee and his or her professionals. The Cash to be distributed to Creditors would be reduced by the chapter 7 trustee’s statutory fee, which is calculated on a sliding scale from which the maximum compensation is determined based on the total amount of moneys disbursed or turned over by the chapter 7 trustee. Bankruptcy Code § 326(a) permits reasonable compensation not to exceed 3% of the proceeds in excess of $1 million distributable to creditors.8 The chapter 7 trustee’s professionals, including legal counsel and accountants, would add substantial administrative expenses that would be entitled to be paid ahead of Allowed Claims and Interests against the Plan Debtors. Moreover, these chapter 7 trustee fees would reduce the funds available for distribution to the Plan Debtors’ Creditors from additional recoveries such as preferential payments, expunged Administrative Expense Claims and the proceeds of successful Estate litigation or settlement.

It is also anticipated that a chapter 7 liquidation would result in a significant delay in payments being made to Creditors. Bankruptcy Rule 3002(c) provides that conversion of a chapter 11 case to chapter 7 will trigger a new bar date for filing claims against the Plan Debtors, and that the new bar date will be 90 days after the first date set for the meeting of creditors called under section 341 of the Bankruptcy Code. Not only would a chapter 7 liquidation delay distribution to Creditors, but it is possible that additional claims that were not asserted in the Chapter 11 Case, or were late-filed, could be filed against the Plan Debtors. Reopening the bar date in connection with conversion to chapter 7 would provide these and other claimants an additional opportunity to file claims against the Estates.

________________________

8 Bankruptcy Code § 326(a) permits a chapter 7 trustee to receive 25% of the first $5,000 distributed to creditors, 10% of additional amounts up to $50,000, 5% of additional distributions up to $1 million and reasonable compensation up to 3% of distributions in excess of $1 million.

For the reasons set forth above, the Plan Debtors believe that the Plan provides a superior recovery for Holders of Claims and Interests, and the Plan meets the requirements of the Best Interests Test.

2.          Financial Feasibility Test.

Even if the Plan is accepted by each Class of Claims and Interests voting on the Plan, and even if the Bankruptcy Court determines that the Plan satisfies the Best Interests Test, the Bankruptcy Code requires that, in order for the Plan to be confirmed by the Bankruptcy Court, it must be demonstrated that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Plan Debtors.

As part of this analysis, the Plan Debtors have prepared projections of the financial performance of the Reorganized Plan Debtors (the “Financial Projections”). The Financial Projections are set forth in Exhibit B hereto. The assumptions supporting those Projections are also set forth in detail in Exhibit B. As detailed on Exhibit B, separate Projections have been prepared to demonstrate feasibility if the Noteholders are claims are either reinstated or alternatively treated through the issuance of Amended Senior Notes.

The Plan Debtors believe that the 10% projected rate of return on invested capital is reasonable.  With a modest 5% annual growth for HCS (compared to 26.5% annual revenue growth over the past 16 years) and maintaining flat margins (a very conservative assumption given that as the business grows, margins generally go up due to spreading of fixed costs over a larger revenue base) and maintaining only a 6x EBITDA sale multiple, the HCS business is projected to generate a 22% internal rate of return (annual return).

In addition to target companies for HCS, Novation will continue to explore other opportunities. Throughout this process, the Debtors have signed a number of LOIs for smaller businesses (not related to healthcare services).  All of those were cash flow generative (generally EBITDA in the $2mm - $5mm range).  The Debtors and their financial advisors estimated rates of return for each of these transactions (with modest growth assumptions)  would have been approximately 18% - 20%+ annually.  The Plan Debtors believe there are and will continue to be many similarly attractive and smaller cash flow generative businesses available for purchase / investment in the future.

The Plan Debtors believe that it will be able to make all payments required pursuant to the Plan while conducting ongoing business operations and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

3.          Acceptance by Impaired Classes.

Bankruptcy Code § 1129(b) provides that a plan can be confirmed even if it has not been accepted by all impaired classes as long as at least one impaired class of claims has accepted it. The process by which nonaccepting classes are forced to be bound by the terms of a plan is commonly referred to as “cram down.” The Bankruptcy Court may confirm the Plan at the request of the Plan Debtors notwithstanding the Plan’s rejection (or deemed rejection) by impaired classes as long as the Plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired class that has not accepted it. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to classes of equal rank.

A class of claims under a plan accepts the plan if the plan is accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims in the class that actually vote on the plan. A class of interests accepts the plan if the plan is accepted by holders of interests that hold at least two-thirds in amount of the allowed interests in the class that actually vote on a plan.

A class that is not “impaired” under a plan is conclusively presumed to have accepted the plan. Solicitation of acceptances from such a class is not required. A class is “impaired” unless (i) the legal, equitable and contractual rights to which a claim or interest in the class entitles the holder are not modified, or (ii) the effect of any default is cured and the original terms of the obligation are reinstated.

A plan is fair and equitable as to a class of secured claims that rejects the plan if the plan provides (i)(a) that the holders of claims included in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, at least equal to the value of the holder’s interest in the estate’s interest in such property; (ii) for the sale, subject to Bankruptcy Code § 363(k), of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (i) or (ii) of this paragraph; or (iii) for the realization of the indubitable equivalent of such claims.

A plan is fair and equitable as to a class of unsecured claims that rejects the plan if the plan provides (i) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim, or (ii) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (i) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (ii) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all. The Plan Debtors believe the Plan to be both fair and equitable.

ARTICLE XIV

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected tax consequences to Holders entitled to vote on the Plan. It is not a complete analysis of all potential federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect on the date of the Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.

This discussion does not address all federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances or to Holders subject to special rules under the federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, foreign corporations, foreign trusts, foreign Estate, Holders who are not citizens or residents of the U.S., Holders subject to the alternative minimum tax, and Holders who have a functional currency other than the U.S. dollar.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS.

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, TAXPAYERS ARE HEREBY NOTIFIED THAT (a) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THE DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER THE INTERNAL REVENUE CODE, (b) ANY SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (c) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Payments of interest, dividends and certain other payments are generally subject to backup withholding at the applicable withholding rate unless the payee of such payment furnishes such payee’s correct taxpayer identification number (social security number or employer identification number) to the payer. The Plan Debtors may be required to withhold the applicable percentage of any payments made to a Holder who does not provide his, her or its taxpayer identification number. Backup withholding is not an additional tax, but an advance payment that may be refunded to the taxpayer by the IRS to the extent that the backup withholding results in an overpayment of tax by such taxpayer in such taxable year.

THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE DEBTORS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

1.        Federal Income Tax Consequences to Holders of General Unsecured Claims.

Each Holder of an Allowed General Unsecured Claim will recognize gain or loss upon receipt of such Pro Rata Share equal to the difference between the “amount realized” by such Creditor and such Creditor’s adjusted tax basis in his, her or its Claim. The amount realized is equal to the value of such Creditor’s Pro Rata Share of the proceeds of the Plan Debtors’ Property. Any gain or loss realized by an Unsecured Creditor should constitute ordinary income or loss to such creditor unless such Claim is a capital asset in the hands of such Unsecured Creditor. If a Claim is a capital asset and it has been held for more than one year, such Creditor will realize long-term capital gain or loss.

The federal income tax consequences to such Creditors will differ and will depend on factors specific to each such Creditor, including, but not limited to: (i) whether the Creditor’s Claim (or a portion thereof) constitutes a Claim for principal or interest, (ii) the origin of the Creditor’s Claim, (iii) the type of consideration received by the Creditor in exchange for the Claim, (iv) whether the Creditor is a United States person or a foreign person for United States federal income tax purposes, (v) whether the Creditor reports income on the accrual or cash basis method, and (vi) whether the Creditor has taken a bad debt deduction or otherwise recognized a loss with respect to the Claim.

2.        Withholding and Reporting.

Payments of interest, dividends and certain other payments are generally subject to backup withholding at the rate at the applicable withholding rate unless the payee of such payment furnishes such payee’s correct taxpayer identification number (social security number or employer identification number) to the payer. The Plan Debtors may be required to withhold the applicable percentage of any payments made to a Holder who does not provide his, her or its taxpayer identification number. Backup withholding is not an additional tax, but an advance payment that may be refunded to the taxpayer by the IRS to the extent that the backup withholding results in an overpayment of tax by such taxpayer in such taxable year.

THERE ARE MANY FACTORS THAT WILL DETERMINE THE TAX CONSEQUENCES TO EACH SUCH CREDITOR. FURTHERMORE, THE TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND IN SOME CASES UNCERTAIN. THEREFORE, IT IS IMPORTANT THAT EACH CREDITOR OBTAIN HIS, HER OR ITS OWN PROFESSIONAL TAX ADVICE REGARDING THE TAX CONSEQUENCES TO SUCH CREDITOR AS A RESULT OF THE PLAN.

THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE DEBTORS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

Section 14.01   Consequences to the Plan Debtors.

Subject to certain exceptions, a debtor recognizes cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness equal to the excess of (i) the amount of the indebtedness discharged, over (ii) the issue price of any new indebtedness issued, the amount of cash paid, and the fair market value of any other consideration (including stock of the debtor) given in satisfaction of the indebtedness.  As discussed below, there is an insolvency exception to the recognition of COD income which will apply to the Reorganized Plan Debtors in connection with the Plan.

The Reorganized Plan Debtors will not be required to include COD income to the extent Reorganized Plan Debtors are insolvent at the time of the discharge. IRC § §108(a)(1)(B) and 108(a)(3).

However, under IRC § 108(b)(2), the Reorganized Plan Debtors must reduce certain tax attributes (in general, first its Net Operating Loss carryovers and then certain tax credits, capital loss carryovers, the tax basis of its assets, and foreign tax credits) by the amount of COD income excluded from gross income by this exception.

ARTICLE XV

SECURITIES LAW MATTERS

Section 15.01   General.

The Plan provides for the continued existence of Novation, which is a publicly traded company.

Section 15.02   [Reserved]

ARTICLE XVI

SUMMARY OF VOTING PROCEDURES

The Disclosure Statement, including all Exhibits hereto and the related materials included herewith, is being furnished to the Holders of Claims in Classes 3, and 4, which are the only Classes entitled to vote on the Plan.

All votes to accept or reject the Plan must be cast by using the ballot (the “Ballot”) enclosed with the Disclosure Statement. No other votes will be counted. Consistent with the provisions of Bankruptcy Rule 3018, the Court has fixed [ ] at 4:00 p.m. (prevailing Eastern Time) as the Voting Record Date. Ballots must be RECEIVED by counsel for the Plan Debtors at the address set forth below (or as otherwise directed) no later than 4:00 p.m. (prevailing Eastern Time) on [ ], unless the Plan Debtors, at any time, extend such date by oral or written notice, in which event the period during which Ballots will be accepted will terminate at 4:00 p.m. (prevailing Eastern Time) on such extended date.

If the Ballot is damaged or lost, you may contact counsel for the Plan Debtors at the number set forth below.

Ballots received by facsimile, telecopy or other means of electronic transmission will not be accepted, except as otherwise agreed by the Plan Debtors.

Ballots previously delivered may be withdrawn or revoked at any time prior to the Voting Deadline by the beneficial owner on the Voting Record Date who completed the original Ballot. Only the person or nominee who submits a Ballot can withdraw or revoke that Ballot. A Ballot may be revoked or withdrawn either by submitting a superseding Ballot or by providing written notice to counsel for the Plan Debtors.

Acceptances or rejections may be withdrawn or revoked prior to the Voting Deadline by delivering a written notice of withdrawal or revocation to counsel for the Plan Debtors. To be effective, notice of revocation or withdrawal must: (a) be received on or before the Voting Deadline by counsel for the Plan Debtors at its address specified below; (b) specify the name of the Holder of the Claim whose vote on the Plan is being withdrawn or revoked; (c) contain the description of the Claim as to which a vote on the Plan is withdrawn or revoked; and (d) be signed by the Holder of the Claim who executed the Ballot reflecting the vote being withdrawn or revoked, in the same manner as the original signature on the Ballot. The foregoing procedures should also be followed with respect to a person entitled to vote on the Plan who wishes to change (rather than revoke or withdraw) its vote.

ARTICLE XVII

CERTAIN FACTORS TO BE CONSIDERED REGARDING THE PLAN

Holders of Claims and Interests against the Plan Debtors should read and consider carefully the factors set forth below, as well as the other information set forth in the Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference), prior to voting to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation.

Section 17.01   Certain Bankruptcy Considerations.

1.        General.

Although the Plan is designed to minimize the length of time remaining in the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Plan Debtors may spend in bankruptcy or to assure parties-in-interest that the Plan will be confirmed.

Even if the Plan is confirmed on a timely basis, the Chapter 11 Cases could have an adverse effect on the Plan Debtors’ businesses. Among other things, it is possible that any delays could adversely affect the Plan Debtors’ relationships with its key vendors and suppliers, customers and employees. If the Plan Debtors are unable to obtain confirmation of the Plan on a timely basis because of a challenge to confirmation of the Plan or a failure to satisfy the conditions to consummation of the Plan, the Plan Debtors may be forced to continue the Chapter 11 Cases for an extended period while the Plan Debtors try to develop a different reorganization plan that can be confirmed. That would increase both the probability and the magnitude of the potentially adverse effects described herein.

2.        Failure to Receive Requisite Acceptances.

Classes 3a, 3b, 4a and 4b are the only Classes that are entitled to vote to accept or reject the Plan. If the requisite acceptances are not received by at least one Impaired Class, the Plan Debtors will not be able to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, because at least one Impaired Class will not have voted in favor of the Plan as required by section 1129(a)(10) of the Bankruptcy Code. Further, if the requisite acceptances are not received, the Plan Debtors may seek to accomplish an alternative restructuring of their capitalization and obligations to creditors and obtain acceptances to an alternative plan of reorganization for the Plan Debtors, or otherwise, the Plan Debtors may be required to liquidate the Estate under chapter 7 or 11 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Plan Debtors’ creditors as those proposed in the Plan.

3.        Failure to Confirm the Plan.

Even if the requisite acceptances are received, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may decide not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Plan Debtors, and that the value of distributions to dissenting Holders of Claims and Interests may not be less than the value such Holders would receive if the Plan Debtors were liquidated under chapter 7 of the Bankruptcy Code. Although the Plan Debtors believe that the Plan meets such test, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

Additionally, the contemplated solicitation must comply with the requirements of section 1125 of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to the length of the solicitation period and the adequacy of the information contained in the Disclosure Statement.

4.        Failure to Consummate the Plan.

There can be no assurance that conditions to consummation will be satisfied or waived. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

5.        Objections to Classification of Claims.

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Plan Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

6.	Success of the Plan Is Dependent on the Ability to Acquire HCS or Make Other Investments that Consistently Generate Earnings.[9]

Success of the Plan requires the acquisition of an operating business via the HCS Transaction. Included elsewhere in this Disclosure Statement are financial projections including the expected results of HCS. The Company may not realize the anticipated benefits of the HCS Transaction.

The Company has made four primary acquisitions and dispositions of operating businesses in recent years. Not all of these businesses have resulted in profitable operations and not all have resulted in gains upon their disposition. The Company has not had consistently profitable operations in recent years. In 2014, 2015 and 2106, the Company generated earnings (losses) of approximately $31 million, ($28.7 million) and $6.9 million.

________________________

9 At the request of the SEC staff, the Debtors have made this disclosure of the “risks’ contained within Section 17.01 (6-12) that may apply to consummation of the Plan.

7.        Limited Public Information Is Available on the Operations and Financial Results of HCS.

Elsewhere in this Disclosure Statement financial and operating information about HCS has been provided. Otherwise, limited public operating and financial information is available for HCS.

8.        Acquisition Not in a Line of Business Consistent with the Debtors’ Historical Business.

The HCS Transaction involves acquiring a staffing business. The Company’s current management has no experience in managing a staffing business. The HCS Transaction will require that key management of HCS be retained. The Company anticipates that HCS’s chief executive officer and other senior management will continue working for HCS following the Acquisition.

9.	Ability to Use Net Operating Loss Carryforwards and Net Unrealized Built-In Losses and Potential Limitations in the Event of Certain Transfers of Novation Voting Securities.

As of December 31, 2016, the Company had federal net operating loss carryforwards (“NOLs”) of approximately $377 million. The ability to use NOLs to offset future taxable income will depend on the amount of taxable income generated in future periods and whether the Company becomes subject to annual limitations on the amount of taxable income that may be offset by NOLs. Additionally, the Company had approximately $351 million in losses on mortgage securities which have not been realized.

In recent years, the Company has both used and generated NOLs. During 2014 the Company used approximately $9 million of NOLs. During 2015, the Company generated additional NOLs of approximately $32 million. The Company has not completed its 2016 tax returns, but the Company expects to use NOLs during 2016.

Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes an annual limitation on the amount of taxable income that may be offset by a corporation’s NOLs if the corporation experiences an “ownership change” as defined in Section 382 of the Code. An ownership change occurs when the corporation’s “5-percent shareholders” (as defined in Section 382 of the Code) collectively increase their ownership in the corporation by more than 50 percentage points (by value) over a rolling three-year period. Additionally, various states have similar limitations on the use of state NOLs following an ownership change.

The Novation charter includes provisions designed to protect the tax benefits of Novation’s NOLs by generally restricting any direct or indirect transfers of Novation common stock that increase the direct or indirect ownership of Novation common stock by any person from less than 4.99% to 4.99% or more, or increase the percentage of Novation common stock owned directly or indirectly by a person owning or deemed to own 4.99% or more of Novation common stock. Any direct or indirect transfer attempted in violation of these transfer restrictions will be void as of the date of the prohibited transfer as to the purported transferee. Additionally, the Company has adopted and Novation shareholders have approved a Rights Agreement (the “NOL Rights Plan”) that generally is designed to deter any person from acquiring shares of Novation common stock if the acquisition would result in such person beneficially owning 4.99% or more of Novation common stock without the approval of Novation Board of Directors (the “Board”).

Additionally, the Bankruptcy Court entered an order approving a motion seeking to limit transfer of claims against the debtors, which is intended to protect the Company’s NOLs.

Although these measures are intended to reduce the likelihood of an ownership change, the Company cannot assure you that they will prevent all transfers of Novation common stock that could result in such an ownership change.

10.       In the Event the Plan Is Not Confirmed, the Novation Common Stock Would Likely Become Worthless.

Additional risk factors with respect to the business of Novation may be found in the Company’s annual reports filed on Form 10-K and its quarterly reports filed on Form 10-Q.

11.       The Healthcare Industry is Highly Regulated

The healthcare industry is subject to extensive and complex federal, state and local laws and regulations related to, among other things, conduct of operations, and costs and payment for services. If HCS does not comply with applicable laws and regulations, it could incur civil and/or criminal penalties as well as litigation or be subject to equitable remedies.

HCS provides services to hospitals and health systems that pay HCS directly. Accordingly, Medicare, Medicaid and insurance reimbursement policy changes generally do not directly impact HCS. However, HCS’s business, financial condition and results of operations depend upon conditions affecting the healthcare industry generally and hospitals and health systems particularly. The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. Factors such as changes in reimbursement policies for healthcare expenses, consolidation in the healthcare industry, regulation, litigation and general economic conditions affect the purchasing practices, operations and the financial health of HCS’s customers. Reimbursement changes in government programs, particularly Medicare and Medicaid, can and do indirectly affect the demand and the prices paid for HCS’s services. For example, HCS clients could receive reduced or no reimbursements because of a change in the rates or conditions set by the government, which would negatively affect the demand and the prices for HCS’s services.

The repeal of the Patient Protection and Affordable Care Act (the “ACA”) without a corresponding replacement, or a repeal with a corresponding replacement that significantly reduces the number of individuals who maintain health insurance, may negatively affect the demand for HCS’s services and its results of operations. The Trump administration and many members of Congress support the repeal of the ACA. However, there is significant uncertainty regarding whether the ACA will be repealed or repealed and replaced, and, if repealed and replaced, the nature of the replacement and how long the process will take.

12.       HCS is subject to risks associated with its exclusive operations in the State of Georgia.

HCS derives all of its revenues from clients in the State of Georgia. As a result, HCS is subject to risks associated with conditions in the State of Georgia, including but not limited to economic and regulatory risks, than healthcare staffing and other companies that are more geographically diversified.

13.       The Debtors’ Bonds are Subject to Optional Termination Provisions of Certain Operative Documents

As discussed in Section 5.02 above, the Plan Debtors have estimated and will present expert testimonial evidence at the Confirmation Hearing that their portfolio of existing bonds will generate approximately $50 million in future cash flows through the year 2033. Certain of those bonds are subject to an Optional Termination right in favor of the Servicer of the associated securities. However, in order for the Servicer to exercise that option it must purchase all of the outstanding Mortgage Loans supporting each trust at a price equal to the greater of the Principal Balance of the Mortgage Loans or the market value of the Mortgage Loans, plus any accrued and unpaid interest thereon, unreimbursed servicing fees, Advances and certain other costs. The exercise of this option would decrease the aggregate estimated cash flows.

14.       Potential Divestiture of HCS.

The Financial Projections in Exhibit B are based upon NHI retaining ownership of HCS through 2033. Following consummation of the HCS Transaction, it is possible that NHI could divest its interests in HCS. Such a divestiture could alter the Financial Projections in Exhibit B.

Section 17.02	Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Factual Determinations.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Plan Debtors currently do not intend to seek any ruling from the IRS on the tax consequences of the Plan. Even if the Plan Debtors decide to request a ruling, there would be no assurance that the IRS would rule favorably or that any ruling would be issued before the Effective Date. In addition, in such case, there would still be issues with significant uncertainties, which would not be the subject of any ruling request. Thus, there can be no assurance that the IRS will not challenge the various positions the Plan Debtors have taken, or intends to take, with respect to the tax treatment in the Plan, or that a court would not sustain such a challenge.

As a result of the consummation of the Plan and the transactions contemplated thereby, the Reorganized Plan Debtors believe they will be subject to the fresh-start accounting rules. Fresh-start accounting allows for the assessment of every balance sheet account for possible fair value adjustment, resulting in the emergence of a new company recapitalized and revalued. This process is guided by purchase price allocation standards under GAAP.

In addition, the contents of the Disclosure Statement should not be construed as legal, business or tax advice. Each Holder of a Claim or Interest should consult his, her, or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Interest.

The Disclosure Statement is not legal advice to you. The Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

Section 17.03   [Reserved]

ARTICLE XVIII

MISCELLANEOUS PROVISIONS

Section 18.01   Binding Effect of Plan.

The provisions of the Plan shall be binding upon and inure to the benefit of the Plan Debtors, any Holder of any Claim or Interest treated herein and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the Bankruptcy Code and other applicable law, each other Person affected by the Plan.

Section 18.02   Severability.

Should the Bankruptcy Court determine prior to entry of the Confirmation Order, that any provision of the Plan is either illegal or unenforceable on its face or illegal or unenforceable as applied to any Claim or Interest, such provision shall be unenforceable as to all Holders of Claims or Interests or to the specific Holder of such Claim or Interest, as the case may be, as to which the provision is illegal. Unless otherwise determined by the Bankruptcy Court, such a determination shall in no way limit or affect the enforceability and operative effect of any other provisions of the Plan. The Plan Debtors reserve the right not to proceed with Confirmation and/or consummation of the Plan if any such ruling occurs.

Section 18.03   Governing Law.

Except to the extent that the Bankruptcy Code or Bankruptcy Rules or other federal laws are applicable, and subject to the provisions of any contract, instrument, release, or other agreement or document entered into in connection with the Plan, in particular the provision on governing law and jurisdiction of the Purchase Agreement, the construction, implementation and enforcement of the Plan and all rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to conflicts of law principles which would apply the law of a jurisdiction other than the State of Maryland or the United States of America.

Section 18.04   Notices.

Any notice required or permitted to be provided under the Plan shall be in writing and served by either prepaid (i) certified mail, return receipt requested, (ii) hand delivery, or (iii) overnight delivery service, to be addressed as follows:

If to the Plan Debtors or Reorganized Plan Debtors:

OLSHAN FROME WOLOSKY LLP

Counsel for Novation Companies, Inc.

1325 Avenue of the Americas

New York, New York 10019

Attn: Adam H. Friedman, Esq.

With a copy to:

SHAPIRO SHER GUINOT & SANDLER

250 W. Pratt Street, Suite 2000

Baltimore, Maryland 21201

Attn: Joel I. Sher, Esq.

Section 18.05   Filing of Additional Documents.

On or before substantial consummation of the Plan, or such later time as may be authorized by the Bankruptcy Court, the Plan Debtors are authorized to issue, execute, deliver or File with the Bankruptcy Court or record any agreements and other documents, and take any action as may be necessary or appropriate to effectuate, consummate and further evidence implementation of the terms and conditions of the Plan.

Section 18.06   Time.

Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of next succeeding day that is a Business Day. Otherwise, the provisions of Bankruptcy Rule 9006 shall apply.

Section 18.07   Exhibits/Schedules.

All Exhibits and schedules to the Plan and any Plan Supplement are incorporated into and constitute a part of the Plan as if fully set forth herein.

Section 18.08   Defenses with Respect to Impaired or Unimpaired Claims.

Except as otherwise specifically provided in the Plan, nothing shall affect the parties’ rights and/or legal and equitable defenses with respect to any Impaired or Unimpaired Claim, including but not limited to all rights relating to legal and equitable defenses to setoffs or recoupments against any Unimpaired Claim.

Section 18.09   No Injunctive Relief.

No Claim shall be entitled to specific performance or other injunctive, equitable or other prospective relief except as may be specified in the Plan.

Section 18.10   No Admissions.

Notwithstanding anything herein to the contrary, prior to the Effective Date, nothing contained in the Plan shall be deemed an admission by any party with respect to any matter set forth herein, including, without limitation, liability on any Claim or the propriety of any classification of any Claim; provided, however, that the provisions of the Plan shall be treated as admissions under the Federal Rules of Evidence upon the Effective Date.

Section 18.11   Extension of Time.

Any period of time or deadline under the Plan may be extended by agreement of the parties affected thereby, or by order of the Bankruptcy Court upon good cause shown.

Section 18.12   Payment of Statutory Fees.

All fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code, and any applicable interest thereon, shall be paid by the Plan Debtors on or before the Effective Date, and all such fees payable after the Effective Date shall be paid by the applicable Reorganized Plan Debtors as and when such fees become due. Any deadline for filing Administrative Claims shall not apply to fees payable pursuant to section 1930 of title 28 of the United States Code.

Section 18.13   Conflict.

To the extent that terms of Confirmation Order or the Plan are inconsistent with the Disclosure Statement or any agreement entered into between any of the Plan Debtors and any other party, the terms of the Plan control the Disclosure Statement and any such agreement, and the provisions of the Confirmation Order (and any Final Orders entered by the Bankruptcy Court after the date of the Plan) control the terms of the Plan.

Section 18.14   Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Plan Debtors with respect to the Plan shall be or shall be, deemed to be, an admission or waiver of any rights of the Plan Debtors with respect to any Claims or Interests prior to the Effective Date.

Section 18.15   Modifications and Amendments.

The Plan Debtors may alter, amend, or modify the Plan or any Plan Document under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date.

The Plan Debtors shall provide parties-in-interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or order of the Bankruptcy Court. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

After the Confirmation Date and prior to substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of the Plan, the Plan Debtors or Reorganized Plan Debtors, as applicable, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of Holders of Claims or Interests in the Plan Debtors under the Plan; provided, however, that, to the extent required, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or an order of the Bankruptcy Court. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified or clarified, if the proposed alteration, amendment, modification or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

Section 18.16   Continuing Exclusivity and Solicitation Period.

Subject to further order of the Bankruptcy Court, until the Effective Date, the Plan Debtors shall, pursuant to section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan and to solicit acceptances thereof, and any modifications or amendments thereto.

Section 18.17   [Intentionally Deleted]

Section 18.18   Revocation, Withdrawal, or Non-Consummation.

The Plan Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to File subsequent plans of reorganization. If the Plan Debtors revoke or withdraw the Plan prior to the Confirmation Date, or if the Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and not acts taken in preparation for consummation of the Plan, shall (i) constitute or to be deemed to constitute a waiver or release of any Claims against, or any Interests in, the Plan Debtors, or any Avoidance Actions or other claims by or against Plan Debtors or any Person or Entity, (ii) prejudice in any manner the rights of the Plan Debtors or any Person or Entity in any further proceedings involving the Plan Debtors, or (iii) constitute an admission of any sort by the Plan Debtors or any other Person or Entity.

ARTICLE XIX

ALTERNATIVES TO CONFIRMATION OF THE PLAN

If the Plan is not consummated, the Plan Debtors’ capital structure will remain over-leveraged and the Plan Debtors will remain unable to service their debt obligations. Accordingly, if the Plan is not confirmed and consummated, the alternatives include:

1.	Liquidation Under the Bankruptcy Code.

The Plan Debtors could be liquidated under chapter 7 of the Bankruptcy Code. The Plan Debtors believe that liquidation would result in lower aggregate distributions being made to creditors than those provided for in the Plan, which is demonstrated by the Liquidation Analysis set forth in Article XIV and attached as Exhibit C to the Disclosure Statement.

2.	Alternative Plan(s) of Reorganization.

The Plan Debtors believe that failure to confirm the Plan will lead inevitably to expensive and protracted Chapter 11 Cases. In formulating and developing the Plan, the Plan Debtors have explored numerous other alternatives.

The Plan Debtors believe that not only does the Plan fairly adjust the rights of various Classes of Claims, but also that the Plan provides superior recoveries to the Plan Debtors’ creditors over any alternative capable of rational consideration (such as a chapter 7 liquidation), thus enabling many stakeholders to maximize their returns. Rejection of the Plan in favor of some alternative method of reconciling the Claims and Interests will require, at the very least, an extensive and time consuming process (including the possibility of protracted and costly litigation) and will not result in a better recovery for any Class of Claims or Interests.

THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS PREFERABLE TO ANY ALTERNATIVE BECAUSE THE PLAN MAXIMIZES THE AMOUNT OF DISTRIBUTIONS TO ALL HOLDERS OF CLAIMS AND INTERESTS AND ANY ALTERNATIVE TO CONFIRMATION OF THE PLAN WILL RESULT IN SUBSTANTIAL DELAYS IN THE DISTRIBUTION OF ANY RECOVERIES. THEREFORE, THE DEBTORS RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

3.	Dismissal of the Plan Debtors’ Chapter 11 Cases.

Dismissal of the Plan Debtors’ Chapter 11 Cases would have the effect of restoring (or attempting to restore) all parties to the status quo ante. Upon dismissal of the Plan Debtors’ Chapter 11 Cases, the Plan Debtors would lose the protection of the Bankruptcy Code, thereby requiring, at the very least, an extensive and time consuming process of negotiation with the creditors of the Plan Debtors, and possibly resulting in costly and protracted litigation in various jurisdictions. The Plan Debtors believe that these actions would seriously undermine its ability to obtain financing and could lead ultimately to the liquidation of the Plan Debtors under chapter 7 of the Bankruptcy Code. Therefore, the Plan Debtors believe that dismissal of the Plan Debtors’ Chapter 11 Cases is not a viable alternative to the Plan.

ARTICLE XX

CONCLUSION

The Plan Debtors believe that confirmation and implementation of the Plan is preferable because it will provide the greatest recovery to Holders of Claims. Other alternatives could involve significant delay, uncertainty and substantial administrative costs and are likely to reduce any return to creditors who hold Claims. The Plan Debtors urge the Holders of Impaired Claims in Classes 3a, 3b, 4a and 4b who are entitled to vote on the Plan, to vote to accept the Plan and to evidence such acceptance by returning their Ballots to counsel for the Plan Debtors so that they will be received not later than 4:00 p.m. (prevailing Eastern Time) on [VOTING DEADLINE].

ARTICLE XXI

DEBTORS’ RECOMMENDATION

The Plan Debtors believe that confirmation and implementation of the Plan is preferable because it will provide the greatest recovery to Holders of Claims and Interests. All Holders of Impaired Classes are urged to vote to accept the Plan and to evidence such acceptance by returning the ballots in accordance with the Procedures set forth herein.

Dated: April 10, 2017	Respectfully submitted,

NOVATION COMPANIES, INC.

	By:	/s/ Rodney E. Schwatken
Name: Rodney E. Schwatken Title: Chief Executive Officer

NOVASTAR MORTGAGE LLC

	By:	/s/ Rodney E. Schwatken
Name: Rodney E. Schwatken Title: President and Chief Financial Officer

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